SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. 2)

Filed by the Registrant     ☒

Filed by a party other than the Registrant     ☐

Check the appropriate box:

☒ Preliminary Proxy Statement ☐ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Alere Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials:

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number of the Form or Schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

            , 2013

Dear Fellow Stockholder:

You are cordially invited to attend Alere Inc.’s Annual Meeting of Stockholders on Wednesday, August 7, 2013 at 12:30 p.m., local time, at the Emerging Enterprise Center at Foley Hoag LLP located at 1000 Winter Street, Suite 4000, Waltham, Massachusetts 02451.

The enclosed Notice of Annual Meeting of Stockholders and proxy statement detail the business to be conducted. Also enclosed are a WHITE proxy card and a postage-paid return envelope. WHITE proxy cards are being solicited on behalf of your Board of Directors.

At the Annual Meeting, we will bid farewell to four of our Directors, Eli Adashi, M.D., Robert Khederian, David Scott, Ph.D. and Peter Townsend, who were not nominated for re-election to your Board of Directors this year, although Dr. Scott will continue in his role as our Chief Scientific Officer. On behalf of myself and the Company, I extend our heartfelt thanks to each of these individuals for their tireless work on behalf of your Company.

At the same time, we are excited to announce your Board’s nomination of four new candidates for Director: Håkan Björklund, Stephen MacMillan, Brian Markison and Sir Thomas McKillop. We are confident that these individuals’ extensive and diverse experience in the healthcare industry will help your Board to successfully guide your Company through the next stages of its growth and development.

In addition to the matters described in the attached proxy statement, after the Annual Meeting we will report on our activities for our fiscal year ended December 31, 2012. You will have an opportunity to ask questions and to meet your directors and executives.

We strongly urge you to read the accompanying proxy statement carefully and use your Company’s enclosed WHITE proxy card or voting instruction form to vote for your Board of Directors’ nominees and in accordance with the Board’s recommendations on the other proposals.

Your Board of Directors urges you to vote your shares as soon as possible, whether or not you plan to attend the Annual Meeting, by following the instructions on the WHITE proxy card or voting instruction form. Many of you may also have the option to vote your shares by telephone or via the Internet on any separately provided instructions. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, The Proxy Advisory Group, LLC, at 18 East 41st Street, 20th Floor, New York, New York 10017, or by telephone at                     .

Thank you for your continued support of Alere. For those of you who plan to visit with us in person at the Annual Meeting, we look forward to seeing you.

Cordially,

Ron Zwanziger

Chairman, Chief Executive Officer and President

This proxy statement and the form of proxy are first being sent or given to stockholders on or about             , 2013 pursuant to rules adopted by the Securities and Exchange Commission.

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

ALERE INC.

51 Sawyer Road, Suite 200

Waltham, Massachusetts 02453

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Wednesday, August 7, 2013
Time:	12:30 p.m., local time
Place:	Emerging Enterprise Center at Foley Hoag LLP 1000 Winter Street Suite 4000 Waltham, Massachusetts 02451

Purpose:

We are holding this meeting to:

1.	Vote upon the election of four directors;

2.	Approve an increase to the number of shares of common stock available for issuance under the Alere Inc. 2010 Stock Option and Incentive Plan by 2,000,000, from 5,153,663 to 7,153,663;

3.	Approve option grants to certain executive officers; provided that, even if this proposal is approved by our stockholders, we do not intend to implement this proposal unless Proposal 2 is also approved;

4.	Approve an increase to the number of shares of common stock available for issuance under the Alere Inc. 2001 Employee Stock Purchase Plan by 1,000,000, from 3,000,000 to 4,000,000;

5.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013;

6.	Hold an advisory vote on executive compensation; and

7.	Conduct such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

The Company cordially invites all stockholders to attend the Annual Meeting in person. You may vote at the Annual Meeting and at any adjournment or postponement thereof if you were a stockholder of record at the close of business on June 14, 2013. Our proxy statement and WHITE proxy card are first being distributed to stockholders on or about             , 2013. These materials and our 2012 Annual Report, which includes financial statements for the year ended December 31, 2012, are also available via the Internet on the Investor Relations page of our corporate website, www.alere.com, under the heading “Annual Meetings & Reports.”

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE BOARD’S NOMINEES USING THE ENCLOSED WHITE PROXY CARD OR VOTING INSTRUCTION FORM.

YOUR VOTE IS IMPORTANT. Please promptly vote your shares, as soon as possible, regardless of whether you plan to personally attend the Annual Meeting.

Ellen Chiniara, Esq.

Secretary

            , 2013

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                , 2013

ALERE INC.

51 Sawyer Road, Suite 200

Waltham, Massachusetts 02453

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alere Inc. for use at our 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, August 7, 2013 at 12:30 p.m., local time, at the Emerging Enterprise Center at Foley Hoag LLP located at 1000 Winter Street, Suite 4000, Waltham, Massachusetts 02451, and at any adjournments or postponements of the annual meeting. References in this proxy statement to “us,” “we,” “our” and “Company” refer to Alere Inc., except where otherwise indicated, such as in the “Compensation Committee Report” and the “2012 Audit Committee Report.”

General Information

We sent you this proxy statement and the enclosed WHITE proxy card or instruction form because the Company’s Board of Directors (your “Board”) is soliciting your proxy to vote at the Annual Meeting to be held on Wednesday, August 7, 2013 and at any adjournments or postponements of the Annual Meeting. This proxy statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.

Who May Vote

Holders of our common stock, as recorded in our stock register at the close of business on June 14, 2013, may vote on matters properly presented at the Annual Meeting. As of that date, there were              shares of our common stock outstanding, each of which is entitled to cast one vote per share. A list of stockholders will be available for inspection for at least ten days prior to the Annual Meeting at the principal executive offices of your Company at 51 Sawyer Road, Suite 200, Waltham, MA 02453.

Matters to Be Voted Upon at the Annual Meeting

You will be voting on the following matters:

•	the election of four directors;

•	the approval of an increase to the number of shares available for issuance under the Alere Inc. 2010 Stock Option and Incentive Plan;
•

the approval of option grants to certain executives; provided that, even if this proposal is approved by our stockholders, we do not intend to implement this proposal unless the immediately preceding proposal is also approved;

•	the approval of an increase to the number of shares available for issuance under the Alere Inc. 2001 Employee Stock Purchase Plan;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2013 fiscal year; and

•	the approval, on an advisory basis, of the compensation of your Company’s named executive officers as disclosed in this proxy statement.

Voting Requirements

In order to carry on the business of the Annual Meeting, we must have a quorum. Under our bylaws, this means that at least a majority of the shares outstanding on the record date and entitled to vote must be present in person or represented by proxy at the Annual Meeting. Proxies marked as abstaining or withheld, limited proxies and proxies containing broker non-votes (as defined below) with respect to any matter to be acted upon by stockholders will be treated as present at the Annual Meeting for purposes of determining a quorum, but will not be counted as votes cast on such matter.

If you hold your shares through a broker, bank or other nominee (i.e., in “street name”), you must instruct your broker or nominee how to vote your shares. If you do not provide timely voting instructions, your broker may or may not have the discretion to vote the shares you beneficially own. A “broker non-vote” occurs when a broker or other nominee does not receive voting instructions from a beneficial owner and does not have the discretion to vote the beneficial owner’s shares on a proposal. In the case of a broker non-vote, your broker or nominee can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote your shares on those matters for which it requires specific voting instructions from the beneficial owner.

Under the rules of the New York Stock Exchange, or NYSE, we anticipate that all of the proposals in this proxy statement will be non-discretionary matters for which specific voting instructions from beneficial owners are required. As a result, brokers and other nominees subject to the NYSE rules will not be allowed to vote with respect to any proposal on behalf of a beneficial owner if the beneficial owner does not provide specific voting instructions on that proposal.

The vote requirement for each matter is as follows:

Proposal 1:

Election of Directors

Director nominees must be elected by a plurality of the votes properly cast at the Annual Meeting. This means that the four nominees receiving the highest number of FOR votes will be elected as directors. Votes may be cast FOR or

WITHHELD FROM each nominee. Votes that are WITHHELD FROM the nominees and broker non-votes will be excluded entirely from the vote and will have no effect on the outcome of the election.

Proposal 2:

Approval of an Increase in the Number of Shares Available for Issuance under the 2010 Stock Option and Incentive Plan

Under our bylaws, the approval of the proposal to amend the 2010 Stock Option and Incentive Plan to increase the number of shares of common stock available for issuance thereunder requires the affirmative vote of a majority of the votes properly cast FOR and AGAINST the proposal. In order to satisfy the rules of the NYSE, however, the total votes cast on the proposal must represent over 50% in interest of all securities entitled to vote on the proposal, a requirement that we refer to as the NYSE Voting Requirement. Under the rules of the NYSE, abstentions will count as votes cast with respect to this matter; accordingly, abstentions will be included in determining whether the NYSE Voting Requirement has been achieved, but will have the same effect as votes AGAINST the proposal. Broker non-votes will not be counted as votes cast on this matter; accordingly, broker non-votes will make it more difficult for the NYSE Voting Requirement to be achieved (as they will not be included), but if the NYSE Voting Requirement is achieved, they will have no effect on the outcome of the vote.

Proposal 3:

Approval of the Grant of Options under the 2010 Stock Option and Incentive Plan to Our Key Executive Officers

The approval of the proposal to grant options to certain executives requires the affirmative vote of a majority of the votes properly cast FOR and AGAINST the proposal. Abstentions and broker non-votes will not be counted as votes cast on this matter and, accordingly, will have no effect on the outcome of the vote.

Even if this proposal is approved by our stockholders, we do not intend to implement it unless Proposal 2 (Approval of an Increase in the Number of Shares of Common Stock Available for Issuance under the 2010 Stock Option and Incentive Plan) is approved.

Proposal 4:

Approval of an Increase in the Number of Shares Available for Issuance under the 2001 Employee Stock Purchase Plan

Under our bylaws, the approval of the proposal to amend the 2001 Employee Stock Purchase Plan to increase the number of shares of common stock available for issuance thereunder requires the affirmative vote of a majority of the votes properly cast FOR and AGAINST the proposal. Like Proposal 2, however, this proposal is subject to the NYSE Voting Requirement. Under the rules of the NYSE, abstentions will count as votes cast with respect to this matter; accordingly, abstentions will be included in determining whether the NYSE Voting Requirement has been achieved, but will have the same effect as votes AGAINST the proposal. Broker non-votes will not be counted as votes cast on this matter; accordingly, broker non-votes will make it more difficult for the NYSE Voting Requirement to be achieved (as they will not be included), but if the NYSE Voting Requirement is achieved, they will have no effect on the outcome of the vote.

Proposal 5:

Ratification of Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm

The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 requires the affirmative vote of a majority of the votes properly cast FOR and AGAINST this proposal. Abstentions and broker non-votes will not be counted as votes cast on this matter and, accordingly, will have no effect on the outcome of the vote.

Proposal 6:

Advisory Vote on Executive Compensation

The approval of the non-binding proposal to approve the compensation of our named executive officers requires the affirmative vote of a majority of the votes properly cast FOR and AGAINST this proposal. Abstentions and broker non-votes will not be counted as votes cast on this matter and, accordingly, will have no effect on the outcome of the vote.

Your Board of Directors’ Voting Recommendations

Your Board recommends that you vote:

1.	FOR the election of each of the four director nominees named in this proxy statement;

2.	FOR the approval of an increase in the number of shares available for issuance under the Alere Inc. 2010 Stock Option and Incentive Plan;

3.	FOR the approval of option grants to certain executives;
4.	FOR the approval of an increase in the number of shares available for issuance under the Alere Inc. 2001 Employee Stock Purchase Plan;

5.	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2013 fiscal year; and

6.	FOR the approval, on an advisory basis, of the compensation of your Company’s named executive officers as disclosed in this proxy statement.

How to Vote

Your vote is important. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Even if you plan to attend the Annual Meeting, we urge you to authorize your WHITE proxy in advance. We encourage you to authorize your proxy electronically by following the instructions on the enclosed WHITE proxy card or by calling the toll-free number (for residents of the United States and Canada) listed on your WHITE proxy card. Please have your WHITE proxy card or voting instruction form in hand when going online or calling. If you authorize your proxy electronically or by telephone, you do not need to return your proxy card. If you choose to authorize your proxy by mail, simply mark your WHITE proxy card, and then date, sign and return it in the postage-paid envelope provided.

If you hold your shares in street name, i.e., through a nominee (such as a bank or broker), you may be able to authorize your proxy by telephone or the Internet as well as by mail. You should follow the instructions you receive from your broker or other nominee to vote these shares.

How Proxies Work

Your Board is asking for your authority for our designated proxy holders, Ron Zwanziger and Ellen Chiniara (or their substitutes), to vote your shares at the Annual Meeting, and at any adjournment or postponement thereof, in the manner you direct. With respect to the election of directors, you may vote FOR all, some or none of our nominees for director. With respect to the other proposals, you may vote FOR or AGAINST the proposal or ABSTAIN from voting.

Your shares will be voted at the Annual Meeting as directed by your WHITE proxy card, voting instructions or electronic proxy, if: (1) you are entitled to vote, (2) your proxy was properly executed or properly authorized electronically or by telephone, (3) we received your proxy prior to the Annual Meeting and (4) you did not revoke your proxy prior to or at the Annual Meeting.

If you authorize your WHITE proxy electronically or by telephone or send a properly executed WHITE proxy without specific voting instructions, the designated proxy holders will vote your shares FOR the election of our nominees for director and FOR any other proposals for which your Board has made a recommendation.

As of the date hereof, we do not know of any other business that will be presented at the Annual Meeting. If other business shall properly come before the Annual Meeting, including any proposal submitted by a stockholder that was omitted from this proxy statement in accordance with applicable federal securities laws, the designated proxy holders will vote your shares according to their best judgment.

Changing Your Vote or Revoking a Proxy

You may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting by

•	voting again on the Internet or by telephone (only the latest Internet or telephone proxy will be counted);

•	properly executing and delivering a later-dated proxy card;

•	voting by ballot at the Annual Meeting; or

•	notifying our Corporate Secretary of the revocation in writing.

Attendance at the Annual Meeting will not by itself revoke a previously granted proxy. IF YOU HOLD YOUR SHARES IN STREET NAME, YOU SHOULD FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM YOUR BROKER OR OTHER NOMINEE TO REVOKE YOUR PROXY.

Solicitation

In addition to this mailing, our employees may solicit proxies personally, electronically or by telephone, press release, facsimile, telegraph, the Internet or advertisements. We will pay all of the costs of this proxy solicitation. We will also reimburse brokers, banks, nominees and other fiduciaries for their expenses in sending these materials to you and getting your voting instructions. We have also engaged The Proxy Advisory Group, LLC to assist us with the solicitation of proxies, and provide related advice and informational support, for a services fee, plus customary disbursements, which, in the aggregate, are not anticipated to exceed $65,000. The Proxy Advisory Group expects that approximately 20 of its personnel will assist in the solicitation.

Our aggregate expenses, including those of The Proxy Advisory Group, related to our solicitation of proxies in excess of those normally spent for an Annual Meeting as a result of the potential proxy

contest and excluding salaries and wages of our regular employees, are expected to be approximately $            , of which approximately $         has been spent to date. Appendix A sets forth information relating to our director nominees as well as certain of our directors, officers and employees who are considered “participants” in our solicitation under the rules of the Securities and Exchange Commission by reason of their position as directors or director nominees of your Company or because they may be soliciting proxies on our behalf.

If You Receive More Than One WHITE Proxy Card or Voting Instruction Form

If you hold your shares in multiple accounts or registrations, or in both registered and street name, you will receive a proxy card or voting instruction form for each account. Please sign, date and return all proxy cards you receive from the Company. If you choose to vote by phone or via the Internet, please vote once for each proxy card you receive. Only your latest dated proxy for each account will be voted.

Dissenter’s Rights

Under Delaware law, you will not have dissenter’s, appraisal or other similar rights with respect to any of the proposals set forth in this proxy statement.

Multiple Stockholders Sharing the Same Address

Please note that brokers may deliver only one set of proxy materials to multiple stockholders sharing an address unless we have received contrary instructions from one or more of those stockholders. This practice, known as “householding,” is designed to reduce printing and postage costs. If any stockholder residing at such an address wishes to receive a separate set of proxy materials, we will promptly deliver a separate copy to any stockholder upon written or oral request to Doug Guarino at Alere Inc., 51 Sawyer Road, Suite 200, Waltham, MA 02453, by telephone at (781) 647-3900 or by e-mail at doug.guarino@alere.com. Stockholders can also contact Doug Guarino in this manner to indicate that they wish to receive separate sets of proxy materials, as applicable, in the future or to request that we send only a single set of materials to stockholders sharing an address who are currently receiving multiple copies.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The proxy statement and annual report to stockholders are available at             . We will also post any additional soliciting materials that we may use on that website. You can read, print, download and search these materials at that website. The website does not use “cookies” or other tracking devices to identify visitors. You can also obtain directions to be able to attend the meeting and vote in person at that website.

If You Have Any Questions

If you have any questions, or need assistance in voting your shares, please contact The Proxy Advisory Group, LLC, 18 East 41st Street, 20th Floor, New York, New York 10017, or by telephone at                         .

Corporate Governance

Your Board of Directors

At our 2012 annual meeting of stockholders, our stockholders approved a proposal to declassify your Board. As a result, beginning with the Annual Meeting, directors elected at the annual meeting of stockholders will serve for terms expiring at the next annual meeting of stockholders. In accordance with Delaware law, the declassification of your Board did not shorten the term of any of the directors that were elected at or before the 2012 annual meeting of stockholders. Accordingly, your Board currently consists of ten members who are divided into three classes, as follows: directors whose terms expire at the 2013 Annual Meeting (Eli Y. Adashi, M.D., Robert P. Khederian, David Scott, Ph.D. and Peter Townsend), directors whose terms expire at our 2014 annual meeting of stockholders (John F. Levy, Jerry McAleer, Ph.D. and John A. Quelch, D.B.A.) and directors whose terms expire at our 2015 annual meeting of stockholders (Carol R. Goldberg, James Roosevelt, Jr. and Ron Zwanziger).

Your Board has determined that the following directors are independent under the rules of the New York Stock Exchange, or NYSE: Dr. Adashi, Ms. Goldberg, Mr. Khederian, Mr. Levy, Dr. Quelch, Mr. Roosevelt and Mr. Townsend. In addition, your Board has determined that, if elected, each of Dr. Björklund, Mr. MacMillan, Mr. Markison and Dr. McKillop will also be independent under the rules of the NYSE.

Your Board held eleven meetings during 2012. We have no formal policy regarding Board members’ attendance at the annual meetings of stockholders. Last year, seven members of your Board attended our annual meeting of stockholders. Further, during 2012, all Board members attended at least 75% of the eleven meetings held, and each Board member attended at least 75% of the meetings of each committee on which he or she served.

Your Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each composed solely of directors who satisfy the applicable independence requirements of the NYSE’s listing standards for such committees. All three committees operate pursuant to written charters, which are posted in the Corporate Governance section of the Investor Relations page on our website at www.alere.com. The key practices and procedures of your Board are outlined in the Corporate Governance Guidelines, which are also available on the Corporate Governance section of our website under Governance Committee Documents.

The Audit Committee

The Audit Committee consists of Mr. Levy, its Chairperson, Mr. Khederian and Mr. Townsend. Among other things, the Audit Committee oversees our accounting and financial reporting processes, including the selection, retention and oversight of our independent registered public accounting firm and the pre-approval of all auditing and non-auditing services provided by our independent registered public accounting firm. The Audit Committee’s 2012 Audit Committee Report is included in this proxy statement beginning on page 54. Your Board has determined that Mr. Levy is an “audit committee financial expert,” as defined by SEC rules adopted pursuant to the Sarbanes-Oxley Act. The Audit Committee held nine meetings during 2012.

The Compensation Committee

The Compensation Committee consists of Ms. Goldberg, its Chairperson, Dr. Adashi and Mr. Khederian. The Compensation Committee develops and implements executive officer and director compensation policies and plans that provide incentives intended to promote our long-term strategic plans and that are consistent with our culture and the overall goal of enhancing enduring stockholder value. Under its charter, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee, but to date it has not chosen to do so. During 2012, the Compensation Committee held twelve meetings. The Compensation Discussion and Analysis recommended by the Compensation Committee to be included in this proxy statement begins on page 38. Among other things, the Compensation Discussion and Analysis describes in greater detail the Compensation Committee’s role in the executive compensation process. In addition, the Compensation Committee’s role in establishing director compensation is described in more detail under “Compensation of Directors” beginning on page 51 of this proxy statement.

The Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Dr. Quelch, its Chairperson, Mr. Levy and Mr. Roosevelt. The Nominating and Corporate Governance Committee is charged with recommending nominees for election to your Board, overseeing the selection and composition of committees of your Board, developing and recommending corporate governance principles and overseeing our continuity planning process. The Nominating and Corporate Governance Committee conducts inquiries into the backgrounds and qualifications of possible director candidates and has the authority to retain any search firm or other advisors to assist in identifying candidates to serve as directors. The Nominating and Corporate Governance Committee has established certain membership criteria for your Board. The Board membership criteria can be viewed under the heading Governance Committee Documents in the Corporate Governance section of the Investor Relations page of our website at www.alere.com. Pursuant to the committee’s charter, in identifying and evaluating director candidates, including candidates proposed or recommended by stockholders, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on your Board. While your Company does not have a formal diversity policy for Board membership, your Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s discussions and decisions. The Nominating and Corporate Governance Committee considers diversity with respect to viewpoints, accomplishments, skills, experiences and community involvement, among other factors such as gender, race, national origin and age, in its evaluation of candidates for Board membership. Such diversity considerations are discussed by the Nominating and Corporate Governance Committee in connection with the general qualifications of each potential nominee. In considering candidates for your Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards and whether the candidate would bring a unique perspective to the Board, which is consistent with the committee’s goal of creating a board of directors that best serves our needs and the interests of our stockholders. During 2012, the Nominating and Corporate Governance Committee held one meeting.

Executive Sessions

Our non-management directors meet at regularly scheduled executive sessions without management participation, generally in connection with regularly scheduled Board meetings. At each such session, the non-management directors select a director to preside over such session.

Board Leadership Structure and Role in Risk Oversight

Your Board has determined that a board leadership structure featuring a single leader as Chairman and Chief Executive Officer, or CEO, best serves our interests and those of our stockholders. The combined role promotes consistent and unified leadership, timely decision-making, strategy development and execution and effective management of company resources. The combined role also facilitates information flow between management and your Board. Combining the roles of Chairman and CEO makes clear that the individual serving in these roles has primary responsibility for managing our business, under the oversight and review of your Board. The CEO is the individual with primary responsibility for implementing our strategy, directing the work of other executive officers and leading implementation of our strategic plans as approved by your Board. This structure results in a single leader being directly accountable to your Board and, through the Board, to stockholders, and enables the CEO to act as the key link between the Board and other members of management.

We do not have a lead independent director, but our non-management directors regularly meet in executive session without management present, generally in connection with regularly scheduled meetings of your Board. Prior to each meeting in executive session, a presiding director is selected by the non-management directors. All of the directors on each of the Audit Committee, the Compensation

Committee and the Nominating and Corporate Governance Committee are independent directors.

Management is responsible for the day-to-day management of the risks that we face, while your Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that our risk management processes are adequate and functioning as designed. Your Board’s involvement in risk oversight includes receiving regular reports from members of senior management and evaluating areas of material risk, including operational, financial, legal, regulatory, strategic and reputational risks. In addition, your Board has delegated risk oversight to each of its key committees within their areas of responsibility. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee each report at the next meeting of your Board all significant items discussed at each committee meeting, which includes a discussion of any items relating to risk oversight. The Compensation Committee assists your Board in its risk oversight function by overseeing strategies related to our incentive compensation programs and key employee retention. The Audit Committee assists your Board in its risk oversight function by reviewing our system of disclosure controls and procedures and our internal control over financial reporting. The Nominating and Corporate Governance Committee assists your Board in its risk oversight function by managing risks associated with director candidate selection, governance and succession matters.

Communications with Your Board

Stockholders and interested parties wishing to communicate with your Board or any director or group of directors (including only the non-management directors) should direct their communications to: Secretary, Alere Inc., 51 Sawyer Road, Suite 200, Waltham, MA 02453. Stockholder communications must state the number of shares of our stock beneficially owned by the stockholder sending the communication. The Secretary will forward the stockholder or interested-party communication to your Board or to any individual director or directors to whom the communication is directed; provided, however, that if the communication is unduly hostile, profane, threatening, illegal or otherwise inappropriate, the Secretary has the authority to discard the communication and take any appropriate legal action.

Code of Ethics

Your Board has adopted a code of ethics that applies to all of our employees and agents worldwide, including our chief executive officer, our chief financial officer, our principal accounting officer or controller, other executive officers and the members of the Board. Our code of ethics is posted in its entirety in the Corporate Governance section of the Investor Relations page of our website at www.alere.com. We intend to make required disclosures of amendments to our code of ethics, or waivers of a provision of our code of ethics, on the Corporate Governance page of our website.

Proposal 1

Election of Directors

We are recommending four experienced, new nominees for election at the 2013 Annual Meeting, each of whom has been recommended by our Nominating and Corporate Governance Committee and approved by your Board. None of the nominees has previously served on your Board or held any other role with your Company.

In 2012, we amended our Amended and Restated Certificate of Incorporation to phase in the declassification of your Board and provide that, beginning with the 2013 Annual Meeting, directors elected at the annual meeting of stockholders will serve for terms expiring at the next annual meeting of stockholders, rather than at the third annual meeting of stockholders after election. Your Board of Directors is currently comprised of ten members. At the 2013 Annual Meeting, the term of four directors will expire. Directors elected at the 2013 Annual Meeting will hold office until the next annual meeting of stockholders and will continue in office until their successors are duly elected and qualified or until their earlier death, resignation, disqualification or removal. Each person nominated below has consented to being named in this proxy statement and has agreed to serve if elected.

Each of our four nominees has professional experience in areas relevant to our strategy and operations and offers leadership and diverse perspective at a critical time for your Company. We believe our nominees also possess other attributes necessary to contribute to an effective Board: integrity, honesty and adherence to high ethical standards; business acumen; sound and independent judgment; ability to devote significant time to serve on your Board of Directors and its committees and to work in a collaborative manner with other Board members; and an unwavering commitment to representing the long-term interests of all of our stockholders.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE BOARD’S FOUR NOMINEES FOR DIRECTOR ON THE ENCLOSED WHITE PROXY CARD OR VOTING INSTRUCTION FORM.

Coppersmith Value Partners LLC and the other members of its group, which we refer to collectively as Coppersmith, have publicly announced that they intend to nominate three director nominees for election at the 2013 Annual Meeting. If Coppersmith does in fact nominate candidates for election to your Board, the number of nominees for election as directors at the 2013 Annual Meeting will exceed the number of directors to be elected at the 2013 Annual Meeting. The four nominees receiving the greatest number of votes cast for their election at the 2013 Annual Meeting will be elected as directors.

If you should receive any proxy materials or other communications from Coppersmith, your Board urges that you completely disregard those materials and take no action of any kind with respect to them. We are not responsible for the accuracy or completeness of any information provided by or relating to Coppersmith or its nominees contained in solicitation materials filed or disseminated by, or on behalf of, Coppersmith or any other statements Coppersmith may make. Additional information about interactions between representatives of the Company and Coppersmith can be found below under “— Background to Contested Proxy Solicitation” beginning on page 12 of this proxy statement.

We urge you to elect the directors recommended by your Board by completing the enclosed WHITE proxy card.

Here Are Your Company’s Director Nominees:

Håkan Björklund has been a healthcare industry executive at Avista Capital Partners, L.P., a private equity firm, since October 2011. Before joining Avista Capital Partners, Dr. Björklund was the Chief Executive Officer of Nycomed Luxco SA, a Swiss pharmaceuticals company, from May 1999 until its sale to Takeda Pharmaceuticals in September 2011. Before his tenure at Nycomed, Dr. Björklund held various positions at companies that now form a part of the pharmaceuticals company AstraZeneca plc, including President of Astra Pain Control from 1989 to 1991, President of Astra Draco, a research and development unit, from

1991 to 1996 and Regional Director of Astra AB from 1996 to 1999. Dr. Björklund has served as a member of the board of directors of Coloplast A/S, a Denmark-based medical device company, since December 2006, as the Chairman of the Board of H. Lundbeck A/S, a Denmark-based pharmaceuticals company, since March 2013, where he has served as a director since March 2011, and as a member of the board of directors of Atos Medical AB, a Swedish medical device company, since April 2005. He was also a director at Danisco A/S, a Danish food ingredients company, from April 2004 until its acquisition by Dupont in June 2011. Dr. Björklund is 57 years old and holds a Ph.D. in Neuroscience from Karolinska Institute in Sweden. The Directors nominated Dr. Björklund because they believe his operating experience as Chief Executive Officer of a European based healthcare company with global operations will be of substantial value to the Board.

Stephen P. MacMillan is the Chief Executive Officer of sBioMed, LLC, a biomedical research firm that produces infection control products, a position he has held since October 2012. Prior to joining sBioMed, Mr. MacMillan served in various roles at Stryker Corporation, including as its Chief Operating Officer from June 2003 to January 2005, its President from June 2003 to February 2012, its Chief Executive Officer from January 2005 to February 2012 and its Chairman from January 2010 to February 2012. Mr. MacMillan began his career with Procter & Gamble in 1985 and later spent 11 years with Johnson & Johnson, where he served in various roles, including President of Johnson & Johnson’s consumer pharmaceuticals joint venture with Merck from December 1998 to December 1999. From March 2000 to March 2003, Mr. MacMillan served as Sector Vice President, Global Specialty Operations of Pharmacia Corporation (formerly Monsanto Company), a global pharmaceutical company. Mr. MacMillan previously served on the board of directors of Texas Instruments Incorporated from 2008 to 2012. Mr. MacMillan is 49 years old and holds a Bachelor of Arts degree in economics from Davidson College and is a graduate of the Harvard Business School’s Advanced Management Program. The Directors nominated Mr. MacMillan because they believe his operating experience as Chief Executive Officer in the growth and development of a global medical technology company will be of substantial value to the Board.

Brian A. Markison has been a healthcare industry executive at Avista Capital Partners, L.P., a private equity firm, since September 2012. Before joining Avista Capital Partners, Mr. Markison served as the President and Chief Executive Officer and a member of the board of directors of Fougera Pharmaceuticals Inc., a specialty dermatology company, from July 2011 until its sale to Sandoz, a division of the Novartis group, in July 2012. Prior to that, Mr. Markison was the President and Chief Executive Officer of King Pharmaceuticals, Inc., a manufacturer of pharmaceuticals and medical devices, from July 2004 through the closing of its sale to Pfizer in March 2011. Mr. Markison joined King Pharmaceuticals as Chief Operating Officer in March 2004 and served in that role until his promotion to Chief Executive Officer. From July 2007 to February 2011, Mr. Markison also served as the Chairman of the board of directors of King Pharmaceuticals. Before joining King Pharmaceuticals, Mr. Markison held various positions at Bristol-Myers Squibb from 1982 to 2004, including President of Neuroscience/Infectious Disease and Dermatology and President of Oncology, Virology and Oncology Therapeutics Network. Mr. Markison has served as the Lead Outside Director on the board of directors of Immunomedics, Inc., a biopharmaceutical therapeutics company, since December 2004, the Chairman of the board of directors of Rosetta Genomics Ltd., a leading developer of microRNA-based molecular diagnostics, since April 2011, the Chairman of the board of directors of Lantheus Medical Imaging, Inc., a developer, manufacturer and distributor of diagnostic imaging agents, since January 2013, where he has served as a director since September 2012, and a member of the board of directors of PharmAthene, Inc., a developer of medical countermeasures against biological and chemical threats, since September 2011. He also serves on the boards of directors of the Komen Foundation for South/Central New Jersey, the College of New Jersey and the Pennington School. Mr. Markison is 53 years old and holds a Bachelor of Science degree from Iona College. The Directors nominated Mr. Markison because they believe his long tenure and experience as an operating executive in the healthcare industry, including as Chief Executive Officer of King Pharmaceuticals, which completed several acquisitions before being sold to Pfizer in 2011, will be of substantial value to the Board.

Sir Thomas Fulton Wilson McKillop has been the Chairman of Evolva Holdings SA, a biosynthetic technologies company listed on the Swiss Stock Exchange that produces sustainable ingredients for health nutrition and wellness, since May 2012, having served as a non-executive director since June 2010. In 1994, Dr. McKillop was appointed the Chief Executive Officer of Zeneca plc, which was formed as a result of the separation by Imperial Chemical Industries, or ICI, of its pharmaceuticals, agrochemicals and specialties businesses. In April 1999, following the merger of Zeneca plc and Astra AB, Dr. McKillop was appointed the Chief Executive Officer of AstraZeneca plc, a position he held until his retirement in 2005. Since that time, Dr. McKillop has served as the Chairman of the Royal Bank of Scotland Group from April 2006 through February 2009, the President of the Science Council in the United Kingdom from February 2007 through September 2011, and a non-executive director of BP plc, from 2007 to 2009, Lloyds TSB Group plc, from 1999 to 2004, and Nycomed Amersham plc and its predecessor companies, from 1992 to 2001. Dr. McKillop is also currently a non-executive director of UCB SA, a Euronext-listed biopharmaceuticals manufacturer; Almirall, S.A., a pharmaceuticals company listed on the Madrid, Barcelona, Bilboa and Valencia stock exchanges; and Theravectys, a development-stage biotechnology company headquartered in France. In addition, Dr. McKillop has held varying roles in industry groups, including tenures as the Chairman of the British Pharma Group, President of the European Federation of Pharmaceuticals Industries and Associations, Chairman of the Pharmaceutical Industry Task Force and as a member of the European Round Table of Industrialists and the European Financial Services Round Table. Dr. McKillop is 70 years old, holds a B.Sc. and Ph.D. in chemistry from Glasgow University and in 2002 was knighted in recognition of his services to the pharmaceuticals industry. Dr. McKillop is a Fellow of the Royal Society of London, a Fellow of the Royal Society of Edinburgh and a Fellow of the United Kingdom Academy of Medical Sciences. The Directors nominated Dr. McKillop because they believe his operating experience as Chief Executive Officer of Zeneca plc and later during its merger with Astra AB, as well as his leadership of AstraZeneca AB, a global pharmaceutical company, with a particular emphasis on European and emerging markets, will be of substantial value to the Board.

During most of 2012, our senior management team, reporting to the chairman and other members of our Nominating and Corporate Governance Committee and the other members of our Board, actively sought to identify candidates for nomination to our Board suited to guiding us through the next phase of our business strategy and growth. In January 2013, we engaged a professional search firm to assist in this process. The members of the Committee believed that the Board could benefit from the views and experience of one or more individuals with experience as a chief executive officer of a global and acquisitive healthcare company, with emphasis on experience in successfully integrating acquired entities and on international operational experience. As the search progressed, the Committee was pleased to identify as possible candidates, among others, the four individuals who eventually became the Board’s nominees. In weighing the nomination of these individuals against the re-nomination of our incumbent directors whose terms expire at the Annual Meeting, the Committee concluded that the outstanding qualifications of these four individuals, coupled with their industry and operational expertise, would directly enhance the Board’s ability to lead Alere through its next phase of development, and the Committee further concluded that these anticipated benefits outweighed the incumbent directors’ experience and institutional knowledge of the Company. Accordingly, the Committee concluded that the interests of our stockholders would best be served by the nomination of all four of the newly identified candidates. In determining to nominate Dr. McKillop for election as a director, our Nominating and Corporate Governance Committee and our full Board of Directors were fully cognizant that Dr. McKillop served as the Chairman of RBS during the 2008 global financial crisis in which RBS, among other global banks, required government support to continue operations. Both the Committee and the Board concluded that his extensive operating experience leading Astra Zeneca plc outweighed any negative implications arising from his role as a director of RBS. We note that the UK Financial Services Authority, the regulatory authority for the UK financial markets, conducted an extensive review of the events leading up to the governmental rescue of RBS in 2008, including the role played by Dr. McKillop and the other directors of RBS, and determined not to bring any enforcement action against any of them. The FSA prepared a detailed report explaining its decision, which is available at http://www.fsa.gov.uk/static/pubs/other/rbs.pdf.

Dr. McKillop and Dr. Björklund were among the candidates recommended to the Nominating and Corporate Governance Committee in early 2013 by our professional search firm. Dr. Björklund was subsequently recommended to the Nominating and Corporate Governance by Jefferies LLC, an investment bank with whom the Company has a long relationship, as was Mr. Markison. Mr. MacMillan was recommended to the Nominating and Corporate Governance Committee by Namal Nawana, our Chief Operating Officer, and separately by Covington Associates, an investment bank with whom the Company has a long relationship.

Vote Required

Director nominees must be elected by a plurality of the votes properly cast at the Annual Meeting. This means that the four nominees receiving the highest number of FOR votes will be elected as directors. Votes may be cast FOR or WITHHELD FROM each nominee. Votes that are WITHHELD FROM the nominees will be excluded entirely from the vote and will have no effect on the election of directors.

Furthermore, if you are a holder of record and you fail to vote your shares, either in person or by proxy, the votes represented by your shares will be excluded entirely from the vote and will have no effect. If you hold your shares through a broker, bank or other nominee (i.e., in “street name”) and you do not instruct your broker or other nominee how to vote your shares with respect to the election of directors, any broker or nominee subject to the NYSE rules will be prohibited by those rules from voting your shares in the election of directors. Instead, the votes represented by your shares will be counted as “broker non-votes,” will be excluded entirely from the vote, and will have no effect on the election of directors.

Recommendation

Your Board of Directors unanimously recommends that you vote FOR each of the board’s four new nominees for director named above on the enclosed WHITE proxy card or voting instruction form.

Background to Contested Proxy Solicitation

On November 8, 2012, a representative of Coppersmith contacted us and asked to meet with Ron Zwanziger, our President and Chief Executive Officer. Coppersmith indicated at that time that it was a new investor with “a small position” in our stock but was considering making a larger investment. That same day, consistent with our usual practices for responding to inquiries from potential new investors, we suggested that Coppersmith first speak with Jon Russell, our Vice President, Finance. Mr. Russell held conference calls with representatives of Coppersmith on November 16, 2012 and again on November 20, 2012, in which they discussed our fundamentals and strategy.

On Friday, November 30, 2012, Coppersmith requested a meeting with Mr. Zwanziger, and on December 6, 2012, we offered to have Mr. Zwanziger meet with Coppersmith at the J.P. Morgan Healthcare Conference to be held January 7-9, 2013. Coppersmith declined our invitation. We then suggested, instead, that the representatives of Coppersmith meet with Mr. Russell in person so that they could become more familiar with our business before meeting with Mr. Zwanziger. In January 2013, we offered to have Mr. Russell meet with Coppersmith at our offices on February 12, 2013. Coppersmith also declined this invitation. The parties discussed potential meetings in March, but due to scheduling conflicts, Mr. Russell and the representatives of Coppersmith were unable to arrange a meeting. Mr. Russell did, however, meet with a representative of Scopia Capital Management, a member of the Coppersmith group, at a conference in New York, New York on March 6, 2013, to discuss our business.

On March 8, 2013, Mr. Russell and representatives of Coppersmith had a further conference call, where they discussed our business, our recent financial results and our strategy. On March 14, 2013, Mr. Russell had another conference call with a representative of Scopia Capital Management to discuss similar matters. Also on March 14, 2013, we invited Coppersmith to our headquarters to meet with Messrs. Zwanziger and Teitel.

On April 1, 2013, Messrs. Zwanziger and Teitel met with representatives of Coppersmith and Scopia Capital Management at our headquarters in Waltham, Massachusetts. Mr. Russell participated in the discussion by conference call. During the meeting, the parties discussed our business generally. Towards the end of this meeting, the representatives of Coppersmith mentioned that they had concerns about our strategy. We asked them to elaborate but they declined to do so. On April 4, 2013, Mr. Russell offered to continue the discussion, particularly around our health information solution strategy, and the parties arranged for a call on April 11, 2013.

On April 11, 2013, Messrs. Zwanziger, Teitel and Russell had a conference call with the representatives of Coppersmith and Scopia Capital Management. On this call, Coppersmith stated its intention to nominate candidates for election to the Board at the Annual Meeting. On Friday, April 12, 2013, a company named Coppersmith Value Partners LLC delivered a notice to us that it intended to nominate three individuals, including an employee of Coppersmith, for election as directors at the Annual Meeting. In the notice, Coppersmith described concerns about our strategy. Our General Counsel, Ellen Chiniara, acknowledged receipt of the notice by letter dated April 17, 2013.

At our initiative, Messrs. Zwanziger and Teitel met with representatives of Coppersmith and Scopia Capital Management at Coppersmith’s offices in New York, New York on April 30, 2013. Mr. Russell participated in the discussion by conference call. During the meeting, Coppersmith repeated its position, as set forth in its written notice, that we should follow its recommendations for our business, and the parties discussed our director search and the relative qualifications of the nominees proposed by Coppersmith Value Partners LLC.

On May 3, 2013, Ms. Chiniara, acting on behalf of our Nominating and Corporate Governance Committee, advised Coppersmith by letter that our executive search firm was conducting interviews of possible candidates for nomination as directors and sought to arrange for the executive search firm to meet with Coppersmith Value Partners’ proposed nominees. Our executive search firm then tried unsuccessfully to reach Coppersmith by phone and e-mail to arrange a time to speak.

On May 8, 2013, Coppersmith and certain other members of its group filed a Schedule 13D disclosing that, as of March 20, 2013, they beneficially owned only 300 shares of our stock in the aggregate and that, through a rapid accumulation of shares between March 20 and May 8, 2013, they had acquired beneficial ownership of 5.8% of our common stock. Also on that date, Coppersmith issued a public letter to Mr. Zwanziger stating that it intended to solicit proxies in support of the election of Coppersmith Value Partners’ proposed nominees and repeating its previously announced positions.

On May 9, 2013, a representative of our search firm sent an additional letter to Coppersmith seeking to arrange appropriate interviews with its nominees. On May 10, 2013, Coppersmith sent a letter to Ms. Chiniara rejecting our invitation, indicating that the Coppersmith nominees would be made available for interviews only after the parties reached a settlement for the full resolution of its concerns, including the addition of its nominees to the Board, if qualified.

On June 4, 2013, Messrs. Zwanziger and Teitel reached out to Coppersmith and offered to disclose the identities of our Board’s director nominees on a confidential basis. Mr. Zwanziger expressed his hope that, upon reviewing the exceptional qualifications of our Board’s nominees, Coppersmith would agree that its concerns regarding the composition of our Board would be addressed and would then refrain from pursuing a proxy contest.

On June 5, 2013, the parties entered into a non-disclosure agreement, and we disclosed to Coppersmith the names and backgrounds of our Board’s four non-incumbent, independent director nominees. On June 6, 2013, Messrs. Zwanziger and Teitel had a conference call with a representative of Coppersmith, who indicated that Coppersmith would not withdraw its nominees.

On June 7, 2013, we filed our preliminary proxy statement containing our Board’s recommendation that our stockholders elect Dr. Björklund, Mr. MacMillan, Mr. Markison and Dr. McKillop as directors at the Annual Meeting.

Proposal 2

Approval of An Increase in the Number of Shares of Common Stock Available for Issuance Under the 2010 Stock Option and Incentive Plan

Introduction

Your Board has adopted and is seeking stockholder approval of an amendment to the 2010 Stock Option and Incentive Plan to increase the number of shares of common stock that are available to be issued under the plan from 5,153,663 shares to 7,153,663 shares (subject to adjustment for stock splits, stock dividends and similar events). Of the 5,153,663 shares of common stock authorized for issuance under the 2010 Stock Option and Incentive Plan, only 594,983 shares remained available for future grants or awards as of June 3, 2013. While some additional shares may become available under the 2010 Stock Option and Incentive Plan through employee terminations, this number is not expected to be significant.

Your Board recommends this action in order to enable us to continue to provide equity compensation to attract and retain talented personnel. Your Board believes that stock options and other forms of equity compensation promote growth and provide a meaningful incentive to employees of successful companies.

As of June 3, 2013 there were 81,337,521 shares of our common stock outstanding. The increase of 2,000,000 shares of common stock available for grant under the 2010 Stock Option and Incentive Plan will result in additional potential dilution of our outstanding stock. Based solely on the closing price of our common stock on June 3, 2013 of $25.62 per share, the aggregate market value of the additional 2,000,000 shares of common stock to be reserved for issuance under the 2010 Stock Option and Incentive Plan would be $51,240,000.

The following is a summary of the material terms of the 2010 Stock Option and Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the 2010 Stock Option and Incentive Plan. Stockholders are urged to read the actual text of the 2010 Stock Option and Incentive Plan, as proposed to be amended, which is set forth as Appendix B to this proxy statement, in its entirety.

Summary of the 2010 Stock Option and Incentive Plan, as Amended

Administration.    The 2010 Stock Option and Incentive Plan, or the 2010 Plan, provides for administration by your Board or by a committee of not fewer than two independent directors, referred to as the “administrator,” provided that, for purposes of awards to directors and officers who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934, the administrator shall be deemed to include only directors who are independent directors and for purposes of performance-based awards, the administrator shall be a committee of your Board composed of two or more outside directors, as appointed by the Board from time to time. Your Board of Directors serves as the primary administrator of the 2010 Plan.

The administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2010 Plan. The administrator may permit common stock, and other amounts payable pursuant to an award, to be deferred. In such instances, the administrator may permit interest, dividends or deemed dividends to be credited to the amount of deferrals.

Eligibility and Limitations on Grants.    All of our officers, employees, directors, consultants and other key persons (including prospective employees) are eligible to participate in the 2010 Plan, subject to the discretion of the administrator. As of April 30, 2013, we had approximately 13,300 employees, excluding temporary and contract employees, and seven non-employee directors. The number of consultants and other key persons eligible to participate in the 2010 Plan varies from time to time. In no event may any one participant receive options or stock appreciation rights with respect to more than 1,000,000 shares of common stock, subject to adjustment for stock splits, stock dividends and similar events, during any one calendar year. The 2010 Plan provides that different types of awards will count differently against the total number of shares available. Each share subject to a full value award settled in stock, other than an award that is a stock option or other award that requires the grantee to purchase shares for an amount not less than their fair market value at the time of grant, is counted against the overall share limitation as three shares. Each share subject to all other awards are counted against the overall share limitation as one share.

Stock Options.    Options granted under the 2010 Plan may be either incentive stock options, referred to as “incentive options,” within the definition of Section 422 of the Internal Revenue Code, or non-qualified stock options, referred to as “non-qualified options.” Options granted under the 2010 Plan will be non-qualified options if they fail to meet the Internal Revenue Code definition of incentive options, are granted to a person not eligible to receive incentive options under the Internal Revenue Code, or otherwise so provide. Incentive options may be granted only to our officers or other employees or those of our subsidiaries. Non-qualified options may be granted to persons eligible to receive incentive options and to non-employee directors, consultants and other key persons.

Other Option Terms.    The administrator has the authority to determine the terms of options granted under the 2010 Plan. Options are granted with an exercise price that is not less than the fair market value of our common stock on the date of the option grant. In addition, the repricing of stock options granted under the 2010 Plan is not permitted without stockholder approval. The life of each option will be fixed by the administrator and may not exceed ten years from the date of grant. The administrator will determine at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the administrator; provided that the administrator may not accelerate the exercisability of options or stock appreciation rights, other than by reason of, or in connection with, the death, disability or retirement of the optionee, the termination without cause of the optionee’s employment or a change of control of the Company, if the number of options and stock appreciation rights so accelerated when combined with the number of unrestricted stock awards granted would exceed 10% of the maximum number of shares issuable under the 2010 Plan. In general, unless otherwise permitted by the administrator, no option granted under the 2010 Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Options granted under the 2010 Plan may be exercised for cash or by the transfer to us of shares of common stock which are not then subject to restrictions under the 2010 Plan or any other stock plan that we maintain, and which have a fair market value equivalent to the option exercise price of the shares being purchased. Such options may also be exercised by compliance with certain provisions pursuant to which a securities broker delivers the purchase price for the shares to us on behalf of the optionee. In addition, non-qualified options granted under the 2010 Plan may be exercised under a “net exercise” arrangement between the Company and the optionee pursuant to which the number of shares of common stock issued upon exercise of the option will be reduced by a number of shares with an aggregate fair market value equal to the aggregate exercise price of the option.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.

Stock Appreciation Rights.    The administrator may award stock appreciation rights to participants subject to such terms and conditions as the administrator may determine. The exercise price for a stock appreciation right shall not be less than the fair market value of our common stock on the date of grant and the term of a stock appreciation right may not be longer than ten years. A stock appreciation right is an award entitling the recipient to receive shares of stock having a value on the date of exercise calculated as follows: (i) the grant date exercise price of one share of common stock is (ii) subtracted from the fair market value of one share of common stock on the date of exercise and (iii) the difference is multiplied by the number of shares of common stock with respect to which the stock appreciation right shall have been exercised.

Restricted Stock Awards.    The administrator may grant or sell shares of common stock to any participant subject to such conditions and restrictions as the administrator may determine. The shares may be sold for a price determined by the administrator. These conditions and restrictions may include the achievement of pre-established performance goals and/or continued employment with us through a specified vesting period. The vesting period shall be determined by the administrator but shall be at least one year for attainment of pre-established performance goals or at least three years for other conditions and restrictions, including the participant’s continued employment with us. Restricted stock with a time-based restriction may become vested incrementally over such three-year period. If the applicable performance goals and other restrictions are not attained, or if the participant’s employment with us terminates for any reason, we will have the right to repurchase restricted stock that has not vested at its original purchase price (if any) from the participant or the participant’s legal representative.

Unrestricted Stock Awards.    The administrator may also grant shares of common stock which are free from any restrictions under the 2010 Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation due to such participant. The aggregate number of unrestricted stock awards that may be granted under the plan, when combined with stock underlying options and stock appreciation rights that are accelerated other than by reason of, or in connection with, death, disability or retirement of the participant, the termination without cause of the participant’s employment or a change of control of the Company, may not exceed 10% of the maximum number of shares issuable under the plan.

Restricted Stock Units.    The administrator may also award phantom stock units to participants as restricted stock units. The restricted stock units are ultimately payable in the form of shares of common stock and may be subject to such conditions and restrictions as the administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. The vesting period shall be determined by the administrator but shall be at least one year for attainment of pre-established performance goals or at least three years for other conditions and restrictions, including the participant’s continued employment with us.

Restricted stock units with a time-based restriction may become vested incrementally over such three-year period. During the vesting period, subject to terms and conditions imposed by the administrator, the restricted stock units may be credited with dividend equivalent rights with respect to the phantom stock units underlying the restricted stock units. Subject to the consent of the administrator and in accordance with the requirements of Section 409A of the Internal Revenue Code, a participant may make an advance election to receive a portion of his cash compensation otherwise due in the form of restricted stock units. If the participant’s employment with the Company terminates for any reason, the participant’s right in all restricted stock units that have not vested shall automatically terminate.

Performance Share Awards.    The administrator may grant performance share awards to any participant which entitle the recipient to receive shares of common stock upon the achievement of individual or company performance goals and such other conditions as the administrator shall determine. The periods during which performance is to be measured shall not be, in the aggregate, less than one year.

Dividend Equivalent Rights.    The administrator may grant dividend equivalent rights, which entitle the recipient to receive credits for dividends that would be paid if the grantee held specified shares of common stock. Dividend equivalent rights may be settled either in cash or shares of common stock. Dividend equivalent rights may be granted as a component of another award or as a freestanding award.

Performance-Based Awards.    Grants of performance-based awards enable us to treat restricted stock awards, restricted stock units and performance share awards granted under the 2010 Plan to covered persons, as defined in Section 162(m) under the Internal Revenue Code, as “performance-based compensation” under Section 162(m) and preserve the deductibility of these awards for federal income tax purposes. Participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by the administrator for the period are satisfied. These pre-established performance goals may include: earnings before interest, taxes, depreciation and amortization; net income or loss (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of our common stock; cash flow; funds from operations or similar measure; sales or revenue; acquisitions or strategic transactions; operating income or loss; return on capital, assets, equity, or investment; total stockholder returns or total returns to stockholders; gross or net profit levels; productivity; expense; margins; operating efficiency; customer satisfaction; working capital; earnings per share of stock; or lease up performance, net operating income performance or yield on development or redevelopment communities—any of which may be measured either in absolute terms with or as compared to any incremental increase or as compared to results of a peer group. With regard to a particular performance period, the administrator will have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the administrator may reduce or eliminate (but not increase) the award. Generally, a participant will have to be employed on the date the performance-based award is paid to be eligible for a performance-based award for that period. The maximum performance-based award payable to any employee under the plan for a performance cycle is 200,000 shares of our common stock, subject to adjustment for stock splits, stock dividends and similar events.

Section 409A Awards.    To the extent that any award granted under the 2010 Plan is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code, the administrator shall impose additional rules and requirements as may be necessary in order to comply with Section 409A. In this regard, if any amount under an award subject to Section 409A is payable upon a “separation from service” (within the meaning of Section 409A) to a participant who is then considered a “specified employee” (also within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the participant’s separation from service, or (ii) the participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. The settlement of any Section 409A award may not be accelerated or postponed except to the extent permitted by Section 409A.

Change of Control Provisions.    The 2010 Plan provides that in the event of a “change of control” as defined in the 2010 Plan, all stock options will automatically become fully exercisable and the restrictions and conditions on all other awards will automatically be deemed waived, unless otherwise provided in the applicable award agreement.

Adjustments for Stock Dividends, Mergers, etc.    The 2010 Plan authorizes the administrator to make appropriate adjustments to the number of shares of common stock that are subject to the 2010 Plan and to any outstanding awards to reflect stock dividends, stock splits and similar events. In the event of certain transactions, such as a merger, consolidation, dissolution or liquidation of your Company, the 2010 Plan and all awards will terminate unless the parties to the transaction, in their discretion, provide for appropriate substitutions or adjustments of outstanding stock options or awards. Before any outstanding stock options or other awards terminate, the option holders will have an opportunity to exercise their outstanding options, and holders of other awards will receive a cash or in kind payment of such appropriate consideration as determined by the administrator in its sole discretion after taking into account the consideration payable per share of common stock pursuant to the business combination. The administrator may adjust the number of shares subject to outstanding awards and the exercise price and the terms of outstanding awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the administrator that such adjustment is appropriate to avoid distortion in the operation of the 2010 Plan, provided that no such adjustment shall be made in the case of an incentive stock option, without the consent of the grantee, if it would constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Internal Revenue Code.

Amendments and Termination.    Subject to requirements of law or the rules of any stock exchange, your Board may at any time amend or discontinue the 2010 Plan and the administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect the rights under any outstanding awards without the holder’s consent. To the extent required by the Internal Revenue Code to ensure that options granted under the 2010 Plan qualify as incentive options or that compensation earned under the options granted under the 2010 Plan qualifies as performance-based compensation under the Internal Revenue Code, plan amendments shall be subject to approval by our stockholders.

Forfeiture of Awards under Sarbanes-Oxley Act.    If we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under state or federal securities laws, then, to the extent required by law, any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse us for the amount of any award received by that individual under the 2010 Plan during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission, of the financial document embodying such financial reporting requirement.

Material Federal Income Tax Consequences

The following discussion describes the material federal income tax consequences of transactions under the 2010 Plan. It does not describe all federal tax consequences under the 2010 Plan, nor does it describe state or local tax consequences.

Incentive Options.    No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and we will not have a deduction for federal corporate income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above, a “disqualifying disposition” occurs, and generally the optionee will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option price thereof, and we will be entitled to deduct such amount. Special rules apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of common stock.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment, or one year in the case of termination of employment by reason of disability. In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-qualified Options.    With respect to non-qualified options under the 2010 Plan, no income is realized by the optionee at the time the option is granted. Generally,

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at exercise, ordinary income is realized by the optionee in an amount equal to the excess of the fair market value of the shares of our common stock acquired upon exercise over the aggregate exercise price for such shares on the date of exercise, and we receive a tax deduction for the same amount, and

•

at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held.

Special rules apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock.

Stock Appreciation Rights.    The grantee of a stock appreciation right recognizes no income for federal income tax purposes on the grant thereof. On the exercise of a stock appreciation right, the grantee will recognize as ordinary income the difference between the fair market value of our common stock on the date of exercise and the exercise price of the stock appreciation right, multiplied by the number of shares of common stock subject to the stock appreciation right. If the grantee of a stock appreciation right does not exercise such right, the grantee will recognize as ordinary income the excess of the fair market value of our common stock on the last day of the term of the stock appreciation right over the exercise price of the stock appreciation right, if any, multiplied by the number of shares of common stock subject to the stock appreciation right.

Restricted and Unrestricted Stock Awards.    A grantee of a restricted stock award recognizes no income for federal income tax purposes upon the receipt of common stock pursuant to that award, unless, as described below, the grantee otherwise elects. Instead, the grantee will recognize ordinary income in an amount equal to the fair market value of the common stock on the date that it is no longer subject to a substantial risk of forfeiture less the amount, if any, the grantee paid for such stock. Such fair market value becomes the basis for the underlying shares and will be used in computing any capital gain or loss upon the disposition of such shares (which will be long-term capital gain if the grantee holds the shares for more than one year after the date on which the shares are no longer subject to a substantial risk of forfeiture).

Alternatively, the grantee of a restricted stock award may elect, pursuant to Section 83(b) of the Internal Revenue Code, within 30 days of the acquisition of common stock pursuant to the restricted stock award, to include in gross income as ordinary income for the year in which the common stock is received, the fair market value of the common stock on the date it is received less the amount, if any, the grantee paid for such stock. Such fair market value will become the basis for the shares and will be used in determining any capital gain or loss upon the disposition of such shares (which will be long-term capital gain if the disposition is more than one year after the date the shares are received). Grantees of restricted stock awards are advised to consult their own tax advisors with regard to elections pursuant to Section 83(b) of the Internal Revenue Code.

Upon receipt of common stock pursuant to an unrestricted stock award, the grantee will recognize as ordinary income the difference between the fair market value of the common stock less the amount, if any, the grantee paid for such stock. The grantee’s basis in such shares will be equal to the fair market value of the shares on the date of receipt, and this basis will be used in determining any capital gain or loss upon a subsequent disposition of the shares (which will be long-term capital gain if the disposition is more than one year after the date the shares are received).

Subject to certain limitations, we may deduct an amount equal to the amount recognized by the grantee of a restricted or unrestricted stock award as ordinary income for the year in which such income is recognized.

Restricted Stock Units.    The grantee of a restricted stock unit recognizes no income for federal income tax purposes on the grant thereof. Upon the receipt of common stock pursuant to a restricted stock unit, the federal income tax laws applicable to restricted stock awards, described above, will apply if the stock is restricted stock, and the federal income tax laws applicable to unrestricted stock awards, described above, will apply if the stock is unrestricted common stock.

Subject to certain limitations, we may deduct an amount equal to the amount recognized by the grantee of a restricted stock unit as ordinary income for the year in which the restricted stock unit is exercised or lapses.

Performance Share Awards.    The federal income tax laws applicable to performance share awards are the same as those applicable to restricted stock awards, described above.

Dividend Equivalent Rights.    There generally will be no tax consequences as a result of the award of a dividend equivalent right. When payment is made, the holder of the dividend equivalent rights generally will recognize ordinary income, and we will be entitled to a deduction, equal to the amount received in respect of the dividend equivalent.

Parachute Payments.    The vesting or exercisability of any portion of any option or other award that is accelerated due to the occurrence of a change of control, or the grant of any option or other award within the one year period prior to a change in control, may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in Section 280G of the Internal Revenue Code. Any such parachute payments may be non-deductible to us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment in addition to other taxes ordinarily payable.

Limitation on our Deductions.    As a result of Section 162(m) of the Internal Revenue Code, our deduction for certain awards under the 2010 Plan may be limited to the extent that a covered employee receives compensation in excess of $1,000,000 in a calendar year, other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Internal Revenue Code.

New Plan Benefits

Because the granting of awards under the 2010 Plan is discretionary, we cannot now determine the number or type of awards to be granted in the future to any particular person or group if the amendment to the 2010 Plan is approved, except for our proposal to grant options to purchase an aggregate of 815,000 shares of our common stock to our key executives under the 2010 Plan, as described in more detail under the heading “Proposal 3 – Approval of the Grant of Options Under Our 2010 Stock Option and Incentive Plan to Our Key Executive Officers” beginning on page 21 of this proxy statement.

Vote Required

Under our bylaws, the approval of the proposal to amend the 2010 Stock Option and Incentive Plan to increase the number of shares of common stock available for issuance thereunder requires the affirmative vote of a majority of the votes properly cast FOR and AGAINST the proposal. In order to satisfy the rules of the NYSE, however, the total votes cast on the proposal must represent over 50% in interest of all securities entitled to vote on the proposal, a requirement that we refer to as the NYSE

Voting Requirement. Under the rules of the NYSE, abstentions will count as votes cast with respect to this matter; accordingly, abstentions will be included in determining whether the NYSE Voting Requirement has been achieved, but will have the same effect as votes AGAINST the proposal. Broker non-votes will not be counted as votes cast on this matter; accordingly, broker non-votes will make it more difficult for the NYSE Voting Requirement to be achieved (as they will not be included), but if the NYSE Voting Requirement is achieved, they will have no effect on the outcome of the vote.

Recommendation

Your Board believes that the increase in the number of shares of common stock available for issuance under the Alere Inc. 2010 Stock Option and Incentive Plan is in the best interest of our stockholders. Accordingly, your Board of Directors unanimously recommends that you vote FOR the approval of the increase in the number of shares of common stock available for issuance under the Alere Inc. 2010 Stock Option and Incentive Plan, on the enclosed WHITE proxy card or voting instruction form.

Proposal 3

Approval of the Grant of Options Under Our 2010 Stock Option and Incentive Plan to Our Key Executive Officers

Your Board is submitting for stockholder approval the grant of options to our key executives to purchase up to 815,000 shares of our common stock at an exercise price per share equal to the greater of $50.00 and the fair market value of our common stock on the date of grant. We refer to these options as the Executive Options, and we refer to this proposal as the Executive Option Proposal.

On June 6, 2013, 2013 our Compensation Committee approved, under the Alere Inc. 2010 Stock Option and Incentive Plan, or the 2010 Option Plan, subject to stockholder approval, the grant of the Executive Options to our key executives as set forth in the following table:

Name and Position	Number of Executive Options to be Granted
Ron Zwanziger Chairman, CEO and President	490,000
David Scott, Ph.D. Chief Scientific Officer	175,000
Jerry McAleer, Ph.D. Senior Vice President, Research and Development	150,000
Total	815,000

Even if this proposal is approved by our stockholders, we do not intend to implement it unless “Proposal 2 – Approval of an Increase in the Number of Shares of Common Stock Available for Issuance Under the 2010 Stock Option and Incentive Plan” is approved.

The grant of the Executive Options is the second part of a two-year compensation program for our key executives. Last year, our Compensation Committee approved an identical grant to the key executives of 815,000 options having an exercise price of $50.00 per share, and the grant of those options was approved by our stockholders at our 2012 annual meeting of stockholders.

As was contemplated last year, our Compensation Committee reviewed the performance of the key executives and your Company generally and on June 6, 2013 approved the grant of the same numbers of options to the key executives, again subject to stockholder approval.

As discussed in our “Compensation Discussion & Analysis” beginning on page 38 of this proxy statement, the objective of our executive compensation program is to attract, retain and motivate talented and dedicated executives. In order to facilitate this goal, it is our practice to include, as a portion of our executives’ compensation packages, long-term equity incentive compensation. We did not grant any options to our key executives in 2012 other than the ones approved by stockholders, and if our stockholders approve the Executive Option Proposal, the Compensation Committee does not plan to grant any other options to the key executives in 2013. Additionally, if our stockholders approve the Executive Option Proposal, our Compensation Committee does not plan to grant any other options to the key executives in 2014. While stockholder approval of the grant of the Executive Options is not required under the terms of the 2010 Option Plan, your Board, upon the recommendation of our Compensation Committee, decided to submit the Executive Option Proposal to our stockholders for approval. If our stockholders do not approve the Executive Option Proposal, the Executive Options will not be granted to the key executives. In that case, however, the Compensation Committee will reconsider the overall compensation arrangements for our key executives and may provide them with other forms of incentive compensation, including equity-based awards.

The Executive Options will be non-qualified options granted under the 2010 Option Plan and will be subject to the terms and conditions of the 2010 Option Plan. If the Executive Option Proposal is approved, the effective date of grant of the Executive Options will be the date on which such approval is obtained. Twenty-five percent (25%) of the shares subject to each Executive Option will vest on each of the first four anniversaries of the effective date of grant of the Executive Option, subject to the recipient’s continued employment on the applicable vesting date. The exercise price per share of the common stock subject to the Executive Options will be the greater of $50.00 and the fair market value of our common stock on the effective date of grant. The closing price of our common stock on June 6, 2013 was $25.32 per share, and the average closing price of our common stock for the 60 and 90 trading days preceding June 6, 2013 was $25.73 and $24.59 per share, respectively. Under the terms of the 2010 Option Plan, the Executive Options may not be repriced without stockholder approval. The Executive Options will expire on the tenth anniversary of the effective date of grant. In accordance with the terms of the 2010 Option Plan, in the event of a “change of control” (as defined in the 2010 Option Plan), the Executive Options will automatically become fully exercisable.

If a key executive’s employment with us is terminated, all vesting of the Executive Option held by that key executive shall cease as of the date of termination. If the key executive’s employment is terminated for any reason other than death, disability or “cause” (as that term is defined below), the Executive Option held by the key executive may be exercised, to the extent exercisable on the date of termination, for a period of three months from the date of termination or until the expiration date of the executive option, if earlier. If the administrator of the 2010 Option Plan determinates that the termination of the key executive’s employment is by reason of voluntary retirement after the age of 58, however, then to the extent exercisable on the date of termination, the Executive Option held by the key executive may be exercised for a period of twelve months from the date of termination or until the expiration date of the Executive Option, if earlier.

If a key executive’s employment is terminated by reason of death or disability, any Executive Option held by the key executive shall become fully exercisable and may thereafter be exercised by the key executive or, in the case of the key executive’s death, the key executive’s legal representative or legatee for a period of twelve months from the date of termination or until the expiration date of the Executive Option, if earlier. In the event of the death of the key executive during the twelve-month period following the termination of the key executive’s employment by reason of the key executive’s disability, the period during with the Executive Option may be exercised shall extend for twelve months from the date of death or until the expiration date of the Executive Option, if earlier.

If a key executive’s employment is terminated for cause, any Executive Option held by the key executive shall terminate immediately and be of no further force and effect. For purposes of the Executive Options, “cause” means: (i) any material breach by the key executive of any agreement between the key executive and us or any of our subsidiaries; (ii) the conviction of or a plea of nolo contendere by the key executive to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the key executive of the key executive’s duties to us or to any of our subsidiaries. If the administrator of the 2010 Option Plan discovers that a key executive’s employment could have been terminated for cause but such information was not known by us, the date of termination of employment will be deemed to be the date on which the act constituting cause took place. In the event that a key executive has exercised an Executive Option after he has committed an act constituting cause, the administrator of the 2010 Option Plan, may in its sole discretion and to the extent permitted by law or applicable regulations, take action to recover the shares of our stock issued upon such exercise and any gains made by the key executive in respect of those shares.

Unless otherwise permitted by the administrator of the 2010 Option Plan, the Executive Options will not be transferable by the key executive other than by will or by the laws of descent and distribution, and options may be exercised during the key executive’s lifetime only by the key executive, or by the key executive’s legal representative or guardian in the case of the key executive’s incapacity.

The Executive Options may be exercised for cash or by the transfer to us of shares of common stock which are not then subject to restrictions under the 2010 Option Plan or any other stock plan that we maintain, and which have a fair market value equivalent to the option exercise price of the shares being purchased. Such options may also be exercised by compliance with certain provisions pursuant to which a securities broker delivers the purchase price for the shares to us on behalf of the key executive. In addition, the Executive Options may be exercised under a “net exercise” arrangement between us and the key executive pursuant to which the number of shares of common stock issued upon exercise of the option will be reduced by a number of shares with an aggregate fair market value equal to the aggregate exercise price of the option.

Subject to requirements of law or the rules of any stock exchange, the administrator of the 2010 Option Plan may at any time amend or cancel any Executive Option for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect the rights of the holder under any Executive Option without the holder’s consent.

Based on prevailing prices of our common stock on June 6, 2013, the Compensation Committee anticipated that the exercise price of the Executive Options would be at a premium to the fair market value of our common stock on the effective dates of grant. Because the anticipated premium exercise price of the Executive Options of $50.00 per share means that the price of our common stock will have to increase by 97.5% over the closing price of our common stock on June 6, 2013 and 94.3% and 103.3% over the average closing price of our common stock for the 60 and 90 days preceding June 6, 2013 in order for these option grants to be “in the money,” your Board and Compensation Committee considers these grants to be stronger incentives for the generation and maintenance of long-term appreciation of our stock price than standard option grants and in the best interest of our stockholders.

Material Federal Income Tax Consequences

The following discussion describes the material federal income tax consequences of non-qualified stock option grants under the 2010 Option Plan. It does not describe all federal tax consequences under the 2010 Option Plan, nor does it describe state, local or foreign tax consequences of non-qualified options.

Non-Qualified Options.    With respect to non-qualified options under the 2010 Option Plan, no income is realized by the key executive at the time the option is granted. Generally,

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at exercise, ordinary income is realized by the key executive in an amount equal to the excess of the fair market value of the shares of our common stock acquired upon exercise over the aggregate exercise price for such shares on the date of exercise, and we receive a tax deduction for the same amount, and

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at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held.

Special rules apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock.

Parachute Payments.    The vesting of any portion of any Executive Option that is accelerated due to the occurrence of a change of control may cause a portion of the payments with respect to such accelerated options to be treated as “parachute payments” as defined in the Internal Revenue Code. Any such parachute payments may be non-deductible to us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment in addition to other taxes ordinarily payable.

Limitation on Our Deductions.    As a result of Section 162(m) of the Internal Revenue Code, our deduction for certain awards under the 2010 Option Plan may be limited to the extent that a covered employee receives compensation in excess of $1,000,000 in such taxable year, other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Internal Revenue Code. We expect that the Executive Options will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Vote Required

The approval of the Executive Option Proposal requires the affirmative vote of a majority of the votes properly cast FOR and AGAINST the proposal. In accordance with Delaware law and our bylaws, abstentions and broker non-votes will not be counted as votes cast on this matter and, accordingly, will have no effect on the outcome of the vote.

Even if this proposal is approved by our stockholders, we do not intend to implement it unless “Proposal 2 – Approval of an Increase in the Number of Shares of Common Stock Available for Issuance Under the 2010 Stock Option and Incentive Plan” is approved.

Recommendation

Your Board of Directors unanimously recommends that you vote FOR the executive option proposal, on the enclosed WHITE proxy card or voting instruction form.

Proposal 4

Approval of an Increase in the Number of Shares of Common Stock Available for Issuance Under the 2001 Employee Stock Purchase Plan

Introduction

Your Board has adopted and is seeking stockholder approval of an amendment to our 2001 Employee Stock Purchase Plan, or the 2001 Plan, to increase the number of shares of common stock that are available to be issued under the plan from 3,000,000 shares to 4,000,000 shares (subject to adjustment for stock splits, stock dividends and similar events). Of the 3,000,000 shares of common stock authorized for issuance under the 2001 Plan, only 741,415 shares remained available for future issuance as of June 3, 2013.

Your Board recommends this action in order to enable us to continue to provide eligible employees the opportunity to purchase shares of our common stock at a discount through periodic payroll deductions. Your Board believes that the 2001 Plan enhances our ability to attract and retain highly qualified personnel and provides a meaningful incentive to employees by enabling them to participate in our long-term success and growth.

The increase of 1,000,000 shares of common stock available for issuance under the 2001 Plan will result in additional potential dilution of our outstanding stock. Based solely on the closing price of our common stock as reported on the NYSE on June 3, 2013 of $25.62 per share, the aggregate market value of the additional 1,000,000 shares of common stock to be reserved for issuance under the 2001 Plan would be $25,620,000.

The following is a summary of the material terms of the 2001 Plan. The summary is qualified in its entirety by reference to the complete text of the 2001 Plan. Stockholders are urged to read the actual text of the 2001 Plan, as proposed to be amended, in its entirety, which is set forth as Appendix C to this proxy statement.

Summary of the 2001 Employee Stock Purchase Plan, as Amended

Administration.    The 2001 Plan provides for administration by a person or persons appointed by your Board, whom we refer to as the administrator. The administrator has authority to make rules and regulations for the administration of the 2001 Plan, and its interpretations and decisions with regard thereto shall be final and conclusive. The Compensation Committee serves as the administrator of the 2001 Plan.

Offerings.    To implement the benefits of the 2001 Plan, we make periodic offerings to eligible employees to purchase common stock under the 2001 Plan, or “Offerings”. Each Offering begins on the first business day occurring on or after each January 1 and July 1 and ends on the last business day occurring on or before the following June 30 and December 31, respectively. The administrator may, in its discretion, designate a different period for any Offering, provided that no Offering shall exceed one year in duration or overlap any other Offering.

Your Board may also commence a special Offering for employees of designated subsidiaries who are eligible to participate in the 2001 Plan that will begin on the date that an acquired company is acquired or becomes a designated subsidiary, and will end on the last business day occurring on or before the next June 30 or December 31, whichever shall occur first.

Eligibility.    All of our employees (including employees who are also directors) and all employees of each designated subsidiary are eligible to participate in any one or more of the Offerings under the 2001 Plan, provided that as of the first day of the applicable Offering, or the Offering Date, they are customarily employed by us or a designated subsidiary for more than 20 hours a week and have completed at least three consecutive calendar months of employment with us or any designated subsidiary (including periods of employment with the designated subsidiary which pre-date such designation and/or the acquisition of the designated subsidiary by us or any subsidiary). To the extent that a subsidiary was made a designated subsidiary after an acquisition pursuant to which a substantial amount of assets was acquired by such designated subsidiary, whether via a merger, asset acquisition or otherwise, employment with any legal predecessor entity or any entity transferring assets to the designated subsidiary as part of such acquisition shall be counted as employment with the designated subsidiary. We currently have approximately 10,400 employees, excluding temporary and contract employees.

Employee Contributions.    Each eligible employee may authorize payroll deductions at a minimum of two percent up to a maximum of ten percent of his or her compensation for each pay period. No interest will accrue or be paid on payroll deductions.

Grant of Options.    On each Offering Date, we will grant to each eligible employee who is then a participant in the 2001 Plan an option to purchase on the last day of such Offering, or the Exercise Date, at the Option Price, as defined below, (a) a number of shares of common stock, which number shall be the number of shares (rounded down to the nearest whole share) which is obtained by (i) multiplying $25,000 by the quotient obtained by dividing the number of months in the Offering by 12, and (ii) dividing that product by the fair market value of the common stock on the Offering Date, or (b) such other lesser maximum number of shares as shall have been established by the administrator in advance of the Offering; provided, however, that such option will be subject to the limitations described below. The purchase price for each share purchased under each Option, or the Option Price, will be 85% of the fair market value of the common stock on the Offering Date or the Exercise Date, whichever is less. Each employee’s option shall be exercisable only to the extent of such employee’s accumulated payroll deductions on the relevant Exercise Date.

Notwithstanding the foregoing, no employee may be granted an option under the 2001 Plan if such employee, immediately after the option grant, would be treated as owning stock possessing five percent or more of the total combined voting power or value of all or our classes of stock or of any parent or subsidiary, each as defined in the 2001 Plan. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Internal Revenue Code apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase is treated as stock owned by the employee. In addition, no employee may be granted an option which permits his rights to purchase stock under the 2001 Plan, and any other employee stock purchase plan of us and our parents and subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined on the option grant date or dates) for each calendar year in which the option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Internal Revenue Code and will be applied taking options into account in the order in which they were granted.

Exercise of Option and Purchase of Shares.    Each employee who continues to be a participant in the 2001 Plan on the Exercise Date will be deemed to have exercised his or her option on such date and will acquire from us such number of whole shares of common stock reserved for the purpose of the 2001 Plan as his or her accumulated payroll deductions on such date will purchase at the Option Price, subject to any other limitations contained in the 2001 Plan. Any amount remaining in an employee’s account at the end of an Offering solely by reason of the inability to purchase a fractional share will be carried forward to the next Offering; any other balance remaining in an employee’s account at the end of an Offering will be refunded to the employee promptly.

Amendments and Termination.    Your Board may amend the 2001 Plan at any time, but any amendment that would increase the number of shares of common stock available for issuance under the plan or that would, without stockholder approval, cause the plan to fail to qualify as an “employee stock purchase plan” under Section 423(b) of the Internal Revenue Code will require stockholder approval within twelve months of the amendment. The 2001 Plan may be terminated at any time by your Board. Upon termination of the 2001 Plan, all amounts in the accounts of participating employees will be promptly refunded.

Material Federal Income Tax Consequences

The following discussion describes the material federal income tax consequences of transactions under the 2001 Plan. It does not describe all federal tax consequences under the 2001 Plan, nor does it describe state or local tax consequences.

A participant in the 2001 Plan recognizes no taxable income either as a result of participation in the plan or upon exercise of an option to purchase shares of our common stock under the terms of the plan.

If an employee acquires shares of common stock pursuant to the 2001 Plan and does not dispose of them within two years after the commencement of the Offering pursuant to which the shares were acquired, nor within one year after the date on which the shares were acquired, any gain realized upon subsequent disposition will be taxable as a long-term capital gain, except that the portion of such gain equal to the lesser of (a) the excess of the fair market value of the shares on the date of disposition over the amount paid upon purchase of the shares, or (b) the excess of the fair market value of the shares on the commencement date of the applicable Offering over the amount paid upon purchase of the shares, is taxable as ordinary income. There is no corresponding deduction for us, however. If the employee disposes of the shares at a price less than the price at which he or she acquired the shares, the employee realizes no ordinary income and has a long-term capital loss measured by the difference between the purchase price and the selling price.

If an employee disposes of shares acquired pursuant to the 2001 Plan within two years after the commencement date of the Offering pursuant to which the shares were acquired, or within one year after the date on which the shares were acquired, the difference between the purchase price and the fair market value of the shares at the time of purchase will be taxable to him or her as ordinary income in the year of disposition. In this event, we may deduct from our gross income an amount equal to the amount treated as ordinary income to each such employee. Any excess of the selling price over the fair market value at the time the employee purchased the shares will be taxable as long-term or short-term capital gain, depending upon the period for which the shares were held. If any shares are disposed of within either the two-year or one-year period at a price less than the fair market value at the time of purchase, the same amount of ordinary income (i.e., the difference between the purchase price and the fair market value of the shares at the time of purchase) is realized, and a capital loss is recognized equal to the difference between the fair market value of the shares at the time of purchase and the selling price.

If a participating employee should die while owning shares acquired under the 2001 Plan, ordinary income may be reportable on his or her final income tax return.

New Plan Benefits

The number of shares that may be issued to executive officers and all employees, including non-executive officers and directors who are employees, is indeterminate at this time, as participation in any Offering under the 2001 Plan is completely discretionary on the part of each eligible employee.

Vote Required

Under our bylaws, the approval of the proposal to amend the 2001 Employee Stock Purchase Plan to increase the number of shares of common stock available for issuance thereunder requires the affirmative vote of a majority of the votes properly cast FOR and AGAINST the proposal. Like Proposal 2, this proposal is subject to the NYSE Voting Requirement. Under the rules of the NYSE, abstentions will count as votes cast with respect to this matter; accordingly, abstentions will be included in determining whether the NYSE Voting Requirement has been achieved, but will have the same effect as votes AGAINST the proposal. Broker non-votes will not be counted as votes cast on this matter; accordingly, broker non-votes will make it more difficult for the NYSE Voting Requirement to be achieved (as they will not be included), but if the NYSE Voting Requirement is achieved, they will have no effect on the outcome of the vote.

Recommendation

Your Board believes that the increase in the number of shares of common stock available for issuance under the Alere Inc. 2001 Employee Stock Purchase Plan is in the best interest of our stockholders. Accordingly, your Board of Directors unanimously recommends that you vote FOR the approval of the increase in the number of shares of common stock available for issuance under the 2001 Employee Stock Purchase Plan, on the enclosed WHITE proxy card or voting instruction form.

Proposal 5

Ratification of Selection of Independent Registered Public Accounting Firm

A primary responsibility of the Audit Committee is to select an independent registered public accounting firm for the fiscal year. Several factors go into this selection process, including the firm’s historical and recent performance on similar projects, the firm’s experience, client service, responsiveness, leadership, management structure, client and employee retention, compliance and ethics programs, appropriateness of fees charged and the firm’s overall technical expertise. Based on all of these factors, the Audit Committee selected PricewaterhouseCoopers LLP, or PwC, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2013. Pursuant to this proposal, we are asking our stockholders to ratify this selection. PwC has been our independent registered public accounting firm since June 2010. Although stockholder ratification is not required by our bylaws or otherwise and has no binding effect on the Audit Committee, we are submitting the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2013 to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee may consider whether another registered independent public accounting firm is appropriate. Even if this selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent public accounting firm at any time during the year if it determines that such a change would be in our best interest.

Vote Required

The ratification of the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2013 requires the affirmative vote of a majority of the votes properly cast FOR and AGAINST this proposal. In accordance with Delaware law and our bylaws, abstentions and broker non-votes will not be counted as votes cast on this matter and, accordingly, will have no effect on the outcome of the vote.

Recommendation

Your Board of Directors unanimously recommends that you vote FOR the ratification of the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2013 on the enclosed WHITE proxy card or voting instruction form.

Proposal 6

Advisory Vote on Executive Compensation

Your Board is committed to excellence in governance. As part of that commitment, and pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, your Board is providing our stockholders an opportunity to cast an advisory vote regarding the compensation paid to our named executive officers.

The Compensation Committee develops and implements executive compensation policies and plans that provide incentives intended to promote our long-term strategic plans and that are consistent with our culture and the overall goal of enhancing enduring stockholder value. Our compensation policies and plans are designed to attract, retain and motivate the talented and dedicated executives who are critical to achieving our goals of continued growth, innovation, increasing profitability, and ultimately maximizing stockholder value. At our 2012 annual meeting of stockholders, our stockholders overwhelmingly approved the compensation paid to our named executive officers for 2011; of the votes cast on the proposal (which exclude abstentions and broker non-votes), 99% was cast for approval. Aside from the option grants to key executives approved by our stockholders at the 2012 annual meeting, our executive compensation program for our named executive officers who served in both 2012 and 2011 is substantially similar to the executive compensation program in place for those officers in 2011.

The “Compensation Discussion and Analysis,” beginning on page 38 of this proxy statement, describes our executive compensation program and the decisions made by the Compensation Committee with respect to 2012 in more detail.

Your Board believes that the compensation of our named executive officers for 2012 was established in a manner consistent with the best interests of our stockholders. Accordingly, we request that our stockholders approve the following resolution.

RESOLVED: That the compensation paid to our named executive officers, as disclosed pursuant to

Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure in our proxy statement for the 2013 Annual Meeting of Stockholders, is hereby approved.

While this resolution is non-binding, your Board values the opinions that stockholders express in their votes and in other discussions. Your Board will consider the outcome of the vote and those opinions in making compensation decisions for the remainder of 2013 and beyond.

In 2011, we held a stockholder advisory vote on the frequency of stockholder advisory votes on executive compensation. A majority of the votes cast were cast in favor of holding stockholder advisory votes on executive compensation every year, and we decided to follow the will of the majority. Accordingly, the next stockholder advisory vote on executive compensation will occur at next year’s annual meeting.

Vote Required

The approval of the non-binding proposal to approve the compensation of our named executive officers requires the affirmative vote of a majority of the votes properly cast FOR and AGAINST this proposal. Abstentions and broker non-votes will not be counted as votes cast on this matter and, accordingly, will have no effect on the outcome of the vote.

Recommendation

Your Board of Directors unanimously recommends that you vote FOR the approval of the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation discussion and analysis, the compensation tables and the accompanying narrative disclosure in the proxy statement, on the enclosed WHITE proxy card or voting instruction form.

Information Regarding Nominees, Other Directors and Executive Officers

The following biographical descriptions set forth certain information with respect to our incumbent, continuing directors who are not up for election at this annual meeting and our current executive officers who are not directors. This information has been furnished by the respective individuals.

Name	Age	Position
Ron Zwanziger	59	Chairman of the Board, Chief Executive Officer and President
David Scott, Ph.D.	56	Chief Scientific Officer
Jerry McAleer, Ph.D.	58	Director, Senior Vice President, Research and Development
John Bridgen, Ph.D.	66	Senior Vice President, Business Development
Namal Nawana	42	Chief Operating Officer
David Teitel	49	Chief Financial Officer, Vice President and Treasurer
John O’Rourke	51	Chief Information Officer
Hilde Eylenbosch, M.D.	49	President, Alere International Limited
Robert Hargadon	56	Vice President, Human Resources
Nigel Lindner	56	Vice President, Research and Development
Robert Di Tullio	59	Vice President, Global Regulatory and Clinical Affairs
Paul T. Hempel	64	Senior Vice President, Chief Ethics and Compliance Officer, Assistant Secretary
Ellen Chiniara	54	Vice President, General Counsel and Secretary
Melissa Guerdan	39	Vice President, Global Quality Assurance
James Post	50	Global President, Acute Care
Sanjay Malkani	43	Global President, Toxicology
Michael Cotton	52	Global President, Health Management
Daniella Cramp	39	Global President, Chronic Care
Avi Pelossof .	50	Global President, Infectious Disease
Kate Torchilin	42	Global President and General Manager, Connected Health
Carol R. Goldberg	82	Director
John F. Levy	66	Director
John A. Quelch, D.B.A.	61	Director
James Roosevelt, Jr.	67	Director

Directors—Term Expiring 2014

John F. Levy has served on your Board since May 30, 2001. Mr. Levy served as a director of Inverness Medical Technology from August 1996 through November 2001, when that company was acquired by Johnson & Johnson. Since 1993, he has been an independent consultant. Mr. Levy served as President and Chief Executive Officer of Waban, Inc., a warehouse merchandising company, from 1989 to 1993. Mr. Levy is Chairperson of your Board’s Audit Committee and is a member of the Board’s Nominating and Corporate Governance Committee. A former chief executive officer, Mr. Levy brings to your Board financial expertise, investment experience and knowledge of distribution systems.

Jerry McAleer, Ph.D. joined your Board on March 10, 2003. Dr. McAleer became Senior Vice President, Research and Development in July 2010. Prior to that, he served as our Vice President, Research and Development since our inception in May 2001 and as our Vice President, Cardiology since early 2006. Dr. McAleer served as Vice President of Research and Development of our predecessor company, Inverness Medical Technology, from 1999 through November 2001, when that company was acquired by Johnson & Johnson. From 1995 to 1999, Dr. McAleer served as Director of Development of Inverness Medical Limited,

Inverness Medical Technology’s primary research and development unit, where he headed the development of Inverness Medical Technology’s electrochemical glucose strips. Prior to joining Inverness Medical Technology, Dr. McAleer held senior research and development positions at MediSense, a medical device company, and Ecossensors, Inc., an environmental research company. Dr. McAleer’s scientific background in our industry provides your Board with valuable research and development expertise.

John A. Quelch, D.B.A. joined your Board on March 10, 2003. Dr. Quelch has been a professor at Harvard Business School since January 2013. Between February 2011 and January 2013, Dr. Quelch served as Dean, Vice President and Distinguished Professor of International Management at the China Europe International Business School in Shanghai. From July 2001 through January 2011, he was Senior Associate Dean at the Harvard Business School. From July 1998 through June 2001, he was Dean of the London Business School. Dr. Quelch also serves as a director of WPP plc, a leading marketing and media services company. Dr. Quelch served as a director of Pepsi Bottling Group from 2005 to 2010 and of Gentiva Health Services, Inc. from 2006 to 2009. He is Chairperson of your Board’s Nominating and Corporate Governance Committee. Through his general business experience and academic credentials, Dr. Quelch brings to your Board both industry and academic expertise in marketing and organizational management.

Directors—Term Expiring 2015

Carol R. Goldberg has served on your Board since May 30, 2001. Ms. Goldberg served as a director of our predecessor company, Inverness Medical Technology, from August 1992 through November 2001, when that company was acquired by Johnson & Johnson. Since December 1989, she has served as President of The AVCAR Group, Ltd., an investment and management consulting firm in Boston, Massachusetts. Ms. Goldberg is Chairperson of your Board’s Compensation Committee. As the former President and Chief Operating Officer of Stop & Shop Companies, Inc., Ms. Goldberg brings a wealth of financial, marketing and consumer expertise to your Board.

James Roosevelt, Jr. joined your Board on February 6, 2009. Mr. Roosevelt has served as the President and Chief Executive Officer of Tufts Health Plan since 2005. From 1999 to 2005, Mr. Roosevelt was Senior Vice President and General Counsel of Tufts Health Plan. Mr. Roosevelt also serves as Co-Chair of the Rules and By-laws Committee of the Democratic National Committee, Co-Chair of the Board of Directors for the Tufts Health Care Institute, and a member of the Board of Directors at American Health Insurance Plans and PointRight Inc., where he serves as a member of the Compensation Committee. Mr. Roosevelt is a member of your Board’s Nominating and Corporate Governance Committee. Mr. Roosevelt brings to your Board extensive senior management, policy-making and financial experience within the health insurance industry, which includes important customers of your Company and is a driving force behind the demand for control of healthcare costs, which is reshaping the diagnostic and health management industries in which we operate.

Ron Zwanziger has served as our Chairman, Chief Executive Officer and President since our inception on May 11, 2001. Mr. Zwanziger served as Chairman, Chief Executive Officer and President of our predecessor company, Inverness Medical Technology, from its inception in 1992 through November 2001, when that company was acquired by Johnson & Johnson. From 1981 to 1991, he was Chairman and Chief Executive Officer of MediSense, a medical device company. Mr. Zwanziger served as a director of AMAG Pharmaceuticals, Inc. from November 2006 to December 2011. As the Chief Executive Officer of your Company, as well as the founder and chief executive officer of two other successful medical diagnostic companies, Mr. Zwanziger brings strategic vision, leadership, extensive business and operating experience and an immense knowledge of your Company and the industry to your Board.

Executive Officers Who Are Not Directors

John Bridgen, Ph.D. has served as Senior Vice President, Business Development since July 2010, after serving as our Vice President, Business Development from June 2006 to July 2010. He served as our Vice President, Strategy from September 2005 to June 2006. Dr. Bridgen joined your Company in September 2002, upon our acquisition of Wampole Laboratories, LLC. Dr. Bridgen served as President of Wampole from August 1984 until September 2005. Prior to joining Wampole, Dr. Bridgen had global sales and marketing responsibility for the hematology and immunology business units of Ortho Diagnostic Systems Inc., a Johnson & Johnson company.

Ellen Chiniara serves as Vice President, General Counsel and Secretary and is responsible for managing legal matters for your Company. Ms. Chiniara joined us in October 2006 as General Counsel, Professional Diagnostics and Assistant Secretary and became our Vice President and General Counsel in May 2007 and Secretary in May 2010. From 2002 to 2006, Ms. Chiniara was Associate General Counsel, Neurology of Serono, Inc., a biopharmaceutical company. Previously, she served as General Counsel to a healthcare venture capital fund and a healthcare management services organization, where she also was Chief Operating Officer of its clinical trial site management division. From 1994 to 1997, Ms. Chiniara was Assistant General Counsel at Value Health, a specialty managed healthcare company where she focused on disease management and healthcare information technology. Prior to 1994, Ms. Chiniara was a partner with Hale and Dorr (now WilmerHale).

Michael Cotton has served as Global President, Health Management since March 2013. Mr. Cotton has also served as President and Chief Executive Officer of Alere Health, LLC since January 2012. He joined Alere Health in September 2010 as President of Alere Health’s Health Improvement division. Mr. Cotton came to Alere from WellCare Health Plans, Inc., where he served as President of National Health Plans from March 2010 until September 2010; President, South Region from February 2009 to February 2010; President, Georgia from February 2008 to February 2009; Chief Operating Officer for Georgia from April 2006 to February 2008; and Chief Operating Officer for Ohio from December 2005 to April 2006. Prior to joining WellCare, Mr. Cotton served as a worldwide partner and market leader for Mercer LLC from October 2001 to December 2005. Prior to October 2001, Mr. Cotton held the positions of President and Chief Executive Officer of Mid-Valley CareNet, a physician hospital organization (PHO) with more than 600 physician members.

Daniella Cramp has served as Global President of our chronic care business unit since March 2013. In that role she focuses on our cardiovascular and diabetes diagnostics and health management solutions. Ms. Cramp previously served as the Vice President of our cardiovascular business unit from September 2007 to March 2013. Ms. Cramp joined your Company in June 2007 upon our acquisition of Biosite Incorporated. Ms. Cramp served as the director of marketing for Biosite from 2004 to 2007. Prior to that, Ms. Cramp was the director of Biosite’s physician office segment where she initiated Biosite’s entry into the outpatient setting with its diagnostic platform, Triage. Ms. Cramp also served as the product director for the launch of the Triage BNP Test, the world’s first blood test for heart failure diagnosis. Prior to joining Biosite, Ms. Cramp worked in the pharmaceutical industry for Astra Merck and later AstraZeneca from 1994 to 2000 in various sales and marketing roles supporting cardiovascular and gastrointestinal pharmaceutical products.

Robert Di Tullio joined us as Vice President, Global Regulatory and Clinical Affairs in March 2010. He has over 39 years of experience in the in vitro diagnostics industry, the last 28 of which have been in quality and regulatory management. Mr. Di Tullio served as Vice President, Regulatory Affairs and Quality at ProteoGenix, Inc., a diagnostic company, from July 2008 to March 2010. He held the position of Vice President, Regulatory and Clinical Affairs and Quality at Sequenom, Inc., a genetic analysis company, from June 2007 to July 2008. From June 1992 to June 2007, Mr. Di Tullio served as Vice President, Regulatory Affairs and Quality Systems at Diagnostic Products Corporation, or DPC, an immuno-diagnostics company, and Siemens Medical Solutions Diagnostics, following its acquisition of DPC. Mr. Di Tullio was co-chair of the AdvaMed Dx task force from 2007 to 2013.

Hilde Eylenbosch, M.D. has served as President, Alere International Limited since March 2013. Prior to that she held the title of President, Europe and Middle East since February 2012. Previously, she served as Chief Commercial Officer from November 2010 to February 2012, after having served as our Senior Vice President, Marketing from July 2010 to November 2010 and as our Vice President, Marketing from April 2009 to July 2010. She served as Chief Executive Officer of SPD Swiss Precision Diagnostics GmbH, our 50/50 joint venture with Procter & Gamble, from its inception in May 2007 until April 2009. Dr. Eylenbosch has also served as our President, Consumer Diagnostics since June 2006. Prior to assuming that title she served as Vice President, Consumer Diagnostics from July 2005 to June 2006, Vice President, Consumer Marketing from October 2004 to July 2005 and Vice President of International Women’s Health from November 2001 to October 2004. Dr. Eylenbosch served in the same capacity for our predecessor company, Inverness Medical Technology, from

August 2001 until that company was acquired by Johnson & Johnson in November 2001. Prior to that, she held various positions at Inverness Medical Technology, including Director of U.S. Women’s Health from September 1998 through October 2000. When she joined Inverness Medical Technology in January 1995, Dr. Eylenbosch was responsible for marketing that company’s women’s health products in Europe. Before joining Inverness Medical Technology, Dr. Eylenbosch was employed by Synthelabo, a French pharmaceutical company, where she held various marketing positions.

Melissa Guerdan joined us as Vice President, Global Quality Assurance in August 2012. Prior to coming to Alere, Ms. Guerdan was the Vice President of Quality Operations for Covidien’s Pharmaceuticals business from March 2008 to August 2012. In this capacity she was responsible for leading quality and compliance across eleven global manufacturing facilities producing and distributing products ranging from urological imaging systems, contrast media/delivery systems, nuclear medicine products, and specialty generic pharmaceuticals. Prior to that Ms. Guerdan served as Director of Quality for Baxter’s Renal and Medication Delivery businesses from 2004 to 2008. In addition to these key leadership roles, Ms. Guerdan also held various quality positions at Pfizer and Aventis Behring.

Robert Hargadon joined us as Vice President, Human Resources, formerly referred to as Global Culture and Performance, in October 2010. He has over 30 years of experience in human resources, leadership and organization development. Mr. Hargadon served as Vice President, Human Resources at drugstore.com, an online pharmacy, from November 2006 through October 2010. Prior to that, Mr. Hargadon was General Manager, Corporate Learning and Development at Microsoft from September 2005 to April 2006 and held various human resources leadership positions at Boston Scientific Corporation, a medical device manufacturer, from 1997 to 2005, including Vice President of International Human Resources and Vice President, Leadership Development from September 1997 to June 2005. Mr. Hargadon served as Vice President, Learning and Development at Fidelity Investments from 1993 to 1997. Mr. Hargadon also had 15 years of experience with the consulting firms Novations Group, Inc. and Harbridge House, which was acquired by PricewaterhouseCoopers LLP.

Paul T. Hempel has served as our Chief Ethics and Compliance Officer since our inception on May 11, 2001. He served as our General Counsel and Secretary from our inception until April 2006, when Mr. Hempel became Senior Vice President in charge of Leadership Development and Special Counsel, while retaining his role as Ethics Officer and his role as Secretary, which he retained until May 2010. Mr. Hempel also retained oversight of our legal affairs until May 2007. In November 2010, Mr. Hempel became Senior Vice President, Ethics/Compliance and Special Counsel. Mr. Hempel served as General Counsel and Assistant Secretary of our predecessor company, Inverness Medical Technology, from October 2000 through November 2001, when that company was acquired by Johnson & Johnson. Prior to joining Inverness Medical Technology, he was a founding stockholder and Managing Partner of Erickson Schaffer Peterson Hempel & Israel PC from 1996 to 2000. Prior to 1996, Mr. Hempel was a partner and managed the business practice at Bowditch & Dewey LLP.

Nigel Lindner has served as our Vice President, Research and Development since December 2011. From April 2009 to November 2011, Dr. Lindner served as Chief Executive Officer of SPD Swiss Precision Diagnostics GmbH, our 50/50 joint venture with Procter & Gamble. Dr. Lindner joined your company in June 2007 as Global Strategic Business Unit Manager for our Women and Children’s Health business, a position he held until March 2009. Prior to joining your company, Dr. Lindner had a long career with Unilever, a leading supplier of food, home and personal care products, where he held various senior research and development positions in their Foods and Chemicals businesses where he focused on strategic development and delivery of innovation from initial concept to full commercialisation.

Sanjay Malkani has served as President, Global Toxicology since February 2013. Previously, he led our Global Toxicology unit as Vice President and has been directly responsible for that unit’s primary US and European operations since January 2011. Mr. Malkani joined your Company as Vice President of the Toxicology Strategic Business Unit in February 2008, with responsibility for the Global Toxicology growth strategy and direct management of the US Toxicology operations. Mr. Malkani joined us from Roche Diagnostics, Inc., where he served as Vice President of Marketing for US Point-of-Care Diagnostics during 2006 to 2007, Vice President of Marketing for US Diabetes Care Hospital in 2005, and held various successive sales and marketing roles in the

US Diabetes Care business between 2001 and 2005. Prior to 2001, Mr. Malkani held various commercial positions at The Cambridge Group, Inc. and several start-up technology companies. Prior to completing his MBA at the Kellogg Graduate School of Management, Mr. Malkani held several sales positions at The Dow Chemical Company, Inc., where he started his career in 1991.

Namal Nawana joined us as Chief Operating Officer in December 2012. Before coming to Alere, Mr. Nawana spent 15 years at Johnson & Johnson in various leadership roles. Most recently, he served as the Worldwide President of DePuy Synthes Spine, a Johnson & Johnson company, where he managed global operations from February 2011 to November 2012. Prior to that, Mr. Nawana served as Area Vice President for Johnson & Johnson Medical’s operations in Australia and New Zealand from January 2009 to February 2011, Chairman of the DePuy Asia Pacific Franchise Council, General Manager for DePuy Australia from 2007 to December 2008 and General Manager for DePuy Canada from 2004 to 2007. Namal holds a Masters of Medical Science from the University of Adelaide and an MBA from the Henley Business School.

John O’Rourke joined us as Chief Information Officer in February 2013. An entrepreneur, Mr. O’Rourke has over 24 years running his own businesses, specializing in international information technology and business performance transformation. From April 2001 until February 2010, Mr. O’Rourke was founder and CEO of Catalise PLC and led a variety of significant international engagements with several businesses, including EDF Energy, HP and DPWN/DHL, where he led the creation of their European information technology shared services organization. During this time, Mr. O’Rourke also developed specialization in financial shared services, airline restructuring and pre-and-post-acquisition due diligence and integration for major corporations and for private equity. In March 2010, Mr. O’Rourke co-founded his next venture, Genysys Ltd, where he continued to provide M&A advisory services to private equity investors and provided strategic information technology and business advisory services to large corporations, such as DSM Life Sciences, Nokia and The Energy Saving Trust.

Avi Pelossof was appointed Global President of our infectious disease business unit in March 2013, after serving as Vice President of our infectious disease business unit from February 2008 to February 2013. Mr. Pelossof joined Alere as Vice President, Blood-Borne Pathogens in January 2007 and served in that role until January 2008. Mr. Pelossof has more than 20 years of experience in diagnostics, global health and international finance, including senior roles at Chembio Diagnostic Systems, Inc., a manufacturer of diagnostic tests for infectious diseases, and Citigroup.

James Post has served as President of Alere North America, Inc. since October 2010 and was appointed Global President, Acute Care in March 2013. Mr. Post was Vice President of Sales and Marketing for our Critical Care division from March 2008 until October 2010. From January 2003 to February 2008, Mr. Post served as the Northeast Regional Sales Director for Biosite Incorporated, which we acquired in June 2007. Previously, Mr. Post was the Vice President at US Surgical Corporation leading the commercial team in the U.S. Mr. Post’s career has focused on solutions to help improve clinical and economic outcomes for hospitals and physician offices through innovative solutions development, customer education, and a commitment to a customer-centric culture.

David Scott, Ph.D. has served on your Board since July 31, 2001 and has served as our Chief Scientific Officer since our inception in May 2001. Dr. Scott’s term on your Board will end at the Annual Meeting and he has not be nominated for re-election. Dr. Scott served as Chairman of Inverness Medical Limited, a subsidiary of our predecessor company, Inverness Medical Technology, from July 1999 through November 2001, when that company was acquired by Johnson & Johnson, and as a managing director of Inverness Medical Limited from July 1995 to July 1999. Dr. Scott’s scientific and management background in our industry provides your Board with valuable general business and research and development expertise.

David Teitel has served as our Chief Financial Officer, Vice President and Treasurer since December 2006. Mr. Teitel has over 25 years of public and private company finance experience, including nine years of audit experience at Arthur Andersen and senior financial positions with Thermo Electron Corp., which is now Thermo Fisher Scientific Inc. and Deknatel Snowden Pencer, Inc., a manufacturer of specialty surgical instruments. Mr. Teitel joined your Company in December 2003 as Director of Finance Operations and assumed the title Vice President, Finance in December 2004.

Kate Torchilin, Ph.D. has served as Global President and General Manager, Connected Health since March 2013, and in that role is responsible for our overall strategy for health information technology and device connectivity offerings. Previously, from October 2011 to March 2013, Dr. Torchilin was Vice President and Head of our Women’s Health business unit. Dr. Torchilin was Chief Executive Officer of Biocell Center Inc., an innovative stem cell technology and tissue bank, from August 2009 to August 2011. Before joining Biocell Center, Dr. Torchilin ran a consumer medical technology innovation incubator, Enspire Medica, that she co-founded, from June 2008 until August 2009. Prior to that Dr. Torchilin worked at Thermo Fisher Scientific Inc. from June 2003 to May 2008, where she held a variety of management positions, including positions in mergers and acquisitions, strategic planning and marketing. Prior to joining Thermo Fisher, Dr. Torchilin worked in a technology licensing role at Beth Israel Deaconess Medical Center, a major teaching hospital affiliated with Harvard Medical School.

Director Nominees

Biographical information regarding each of our Director Nominees can be found under the heading “Proposal 1—Election of Directors” beginning on page 9.

Principal Stockholders

The following table furnishes information as to shares of our common stock beneficially owned by:

•	each person or entity known by us to beneficially own more than five percent of our common stock;

•	each of our directors;

•	each of our nominees for election as a director;

•	each of our “named executive officers” (as defined in “Compensation Discussion and Analysis” beginning on page 38); and

•	all of our current directors and executive officers as a group.

Unless otherwise stated, beneficial ownership is calculated as of May 31, 2013. For the purpose of this table, a person, group or entity is deemed to have “beneficial ownership” of any shares that such person, group or entity has the right to acquire within 60 days after such date through the exercise of options or warrants.

Security Ownership of Certain Beneficial Owners and Management

	Common Stock
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(3)
Manning & Napier Advisors, LLC(4)	9,453,433	11.62%
FMR LLC(5)	7,528,859	9.26%
Invesco Ltd.(6)	6,307,397	7.75%
EdgePoint Investment Group Inc.(7)	5,251,946	6.46%
Group consisting of Coppersmith Capital Management, LLC, Scopia Capital Management LLC and certain affiliated persons and entities(8)	4,745,552	5.83%
Ron Zwanziger(9)	4,295,843	5.23%
David Scott, Ph.D.(10)	817,171	1.00%
Jerry McAleer, Ph.D.(11)	587,481	*
John F. Levy(12)	256,699	*
Carol R. Goldberg(13)	161,163	*
David Teitel(14)	102,804	*
John A. Quelch, D.B.A.(15)	100,320	*
Robert Khederian(16)	79,999	*
James Roosevelt, Jr.(17)	61,600	*
Peter Townsend(18)	49,868	*
Eli Adashi, M.D.(19)	42,365	*
Namal Nawana	—	*
Håkan Björklund	—	*
Stephen MacMillan	—	*
Brian Markison	—	*
Sir Thomas McKillop	—	*
All current executive officers and directors (27 persons)(20)	7,473,988	8.88%

*	Represents less than 1%

(1)	The address of each director or executive officer (and any related persons or entities) is c/o the Company at its principal office.

(2)	Unless otherwise indicated, the stockholders identified in this table have sole voting and dispositive power with respect to the shares beneficially owned by them.

(3)	The number of shares outstanding used in calculating the percentage for each person, group or entity listed includes the number of shares underlying options and warrants held by such person, group, or entity that were exercisable within 60 days after May 31, 2013, but excludes shares of stock underlying options and warrants held by any other person, group or entity.

(4)	This information is based on information contained in a Schedule 13G filed with the SEC on January 23, 2013 by Manning & Napier Advisors, LLC. Manning & Napier Advisors, LLC reported that it has (i) sole voting power with respect to 7,111,873 shares and (ii) sole dispositive power with respect to 9,453,433 shares. The address provided therein for Manning & Napier Advisors, LLC is 290 Woodcliff Drive, Fairport, NY 14450.

(5)	This information is based on information contained in a Schedule 13G filed with the SEC on February 14, 2013 by FMR LLC and Edward C. Johnson III. Each of FMR LLC and Mr. Johnson reported that it or he has (i) in the case of FMR LLC only, sole voting power with respect to 161,113 shares and (ii) sole dispositive power with respect to 7,528,859 shares. The address provided therein for FMR LCC and Mr. Johnson is 82 Devonshire Street, Boston, MA 02109.

(6)	This information is based on information contained in a Schedule 13G filed with the SEC on February 13, 2013 by Invesco Ltd. Invesco Ltd. reported that it has (i) sole voting power with respect to 6,305,197 shares and (ii) sole dispositive power with respect to 6,307,397 shares. The address provided therein for Invesco Ltd. is 1555 Peachtree Street NE; Atlanta, GA 30309.

(7)	This information is based on information contained in a Schedule 13G filed with the SEC on February 13, 2013 by EdgePoint Investment Group Inc., Cymbria Corporation, EdgePoint Canadian Growth & Income Portfolio, EdgePoint Canadian Portfolio, EdgePoint Global Growth & Income Portfolio and EdgePoint Global Portfolio, which reported that they had shared voting and dispositive power with respect to 5,251,946, 829,100, 460,000, 435,000, 843,000 and 2,684,846 shares, respectively. The address provided therein for these reporting persons is 150 Bloor Street West, Suite 500, Toronto, Ontario M5S 2X9, Canada.

(8)	This information is based on information contained in a Schedule 13D filed with the SEC on May 8, 2013 by Coppersmith Capital Management, LLC (“Coppersmith Management”), Jerome J. Lande, Craig Rosenblum, Scopia Long LLC (“Scopia Long”), Scopia Partners QP LLC (“Scopia QP”), Scopia PX, LLC (“Scopia PX”), Scopia Partners LLC (“Scopia Partners”), Scopia Windmill Fund, LP (“Scopia Windmill”), Scopia International Master Fund LP (“Scopia International”), Scopia PX International Master Fund LP (“Scopia PX International”), Scopia Capital GP LLC (“Scopia Capital”), Scopia Capital Management LLC (“Scopia Management”), Matthew Sirovich, Jeremy Midnich, Curt R. Hartman and Theodore E. Martin. Coppersmith Management reported that it has sole voting and dispositive power, and each of Messrs. Lande and Rosenblum reported that he has shared voting and dispositive power, with respect to 1,850,000 shares. Scopia Long, Scopia QP, Scopia PX, Scopia Partners, Scopia Windmill, Scopia International, Scopia PX International, Scopia Capital and Scopia Management, Mr. Hartman and Mr. Martin reported that they had sole voting and dispositive power with respect to 30,738, 30,099, 863,505, 30,173, 642,663, 151,334, 1,059,696, 2,808,208, 2,893,627, 1,000 and 925 shares, respectively. Each of Messrs. Sirovich and Mindich reported that he shares voting and dispositive power with respect to 2,893,627 shares. The address of the principal office of each of Coppersmith Capital and Messrs. Lande and Rosenblum is 1370 Sixth Avenue, 25th Floor, New York, New York 10019. The address of the principal office of Scopia Long, Scopia QP, Scopia PX, Scopia Partners, Scopia Windmill, Scopia Capital, Scopia Management and Messrs. Sirovich and Mindich is 152 West 57th Street, 33rd Floor, New York, New York 10019. The address of the principal office of each of Scopia International and Scopia PX International is C/O Appleby Services (Bermuda) Limited, Canon’s Court, 22 Victoria Street, Hamilton, Bermuda HM12. The principal address of each of Messrs. Hartman and Martin is c/o Coppersmith Capital Management, LLC, 1370 Sixth Avenue, 25th Floor, New York, New York 10019.

(9)	Consists of 3,528,267 shares of common stock and 767,576 shares of common stock underlying options exercisable within 60 days from May 31, 2013. Of the shares attributed to Mr. Zwanziger, 224,112 shares of common stock are owned by Ron Zwanziger as Trustee of the Zwanziger 2009 Annuity Trust, 224,276 shares of common stock are owned by Orit Goldstein as Trustee of the Zwanziger Family 2004 Irrevocable Trust and 1,806,696 shares of common stock are owned by Zwanziger Family Ventures, LLC, a limited liability company managed by Mr. Zwanziger and his spouse. Of the other shares attributed to him, Mr. Zwanziger disclaims beneficial ownership of (i) 2,600 shares owned by his wife, Janet M. Zwanziger, (ii) 29,450 shares owned by the Zwanziger Goldstein Foundation, a charitable foundation for which Mr. Zwanziger and his spouse, along with three others, serve as directors, (iii) 572,625 shares owned by Ron Zwanziger as Trustee of the Zwanziger 2004 Revocable Trust, (iv) 191,830 shares owned by Orit Goldstein as the Trustee of the Zwanziger Family Trust, and (v) 472,193 shares owned by Zwanziger Family 2012 Irrevocable Trust. Does not include 36,380 shares of common stock potentially acquirable by the Zwanziger Family Trust upon conversion of 3% senior subordinated notes at a conversion price of $43.98 per share.

(10)	Consists of 475,669 shares of common stock and 341,502 shares of common stock underlying options exercisable within 60 days from May 31, 2013.

(11)	Consists of 299,075 shares of common stock and 288,406 shares of common stock underlying options exercisable within 60 days from May 31, 2013

(12)	Consists of 155,693 shares of common stock, and 101,006 shares of common stock underlying options exercisable within 60 days from May 31, 2013. Includes 1,007 shares of common stock owned by a charitable remainder unitrust of which Mr. Levy disclaims beneficial ownership.

(13)	Consists of 86,295 shares of common stock and 74,868 shares of common stock underlying options exercisable within 60 days from May 31, 2013.

(14)	Consists of 4,129 shares of common stock and 98,675 shares of common stock underlying options exercisable within 60 days from May 31, 2013.

(15)	Consists of 9,780 shares of common stock and 90,540 shares of common stock underlying options exercisable within 60 days from May 31, 2013.

(16)	Consists of 20,000 shares of common stock and 59,999 shares of common stock underlying options exercisable within 60 days from May 31, 2013.

(17)	Consists of 4,444 shares of common stock and 57,156 shares of common stock underlying options exercisable within 60 days from May 31, 2013.

(18)	Consists of 49,868 shares of common stock underlying options exercisable within 60 days from May 31, 2013.

(19)	Consists of 850 shares of common stock and 41,515 shares of common stock underlying options exercisable within 60 days from May 31, 2013.

(20)	Consists of 4,706,014 shares of common stock and 2,767,974 shares of common stock underlying options exercisable within 60 days from May 31, 2013.

In addition, as of May 31, 2013, the Zwanziger Family Trust, a trust for the benefit of Mr. Zwanziger’s children and the trustee of which is Mr. Zwanziger’s sister, owns 11,078 shares of our Series B preferred stock. The shares of Series B preferred stock owned by the Zwanziger Family Trust represents less than 1% of the outstanding shares of the Series B preferred stock. Mr. Zwanziger disclaims beneficial ownership of the Series B preferred stock owned by the Zwanziger Family Trust. We are not aware that any of our directors or executive officers beneficially owns any other shares of Series B preferred stock.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the compensation paid to our “named executive officers.” Based on 2012 total compensation, our named executive officers are:

—	Ron Zwanziger, Chief Executive Officer, or our CEO;

—	Dave Teitel, Chief Financial Officer, Vice President and Treasurer, or our CFO;

—	Namal Nawana, Chief Operating Officer, or our COO;

—	David Scott, Ph.D., our Chief Scientific Officer; and

—	Jerry McAleer, Ph.D., our Senior Vice President, Research and Development.

For purposes of this Compensation Discussion and Analysis, we refer to Mr. Zwanziger, Dr. Scott and Dr. McAleer as our “key executives.”

Philosophy and Objectives

The objective of our executive compensation program for 2012 was to attract, retain and motivate the talented and dedicated executives who were critical to our goals of continued growth, innovation, increasing profitability and, ultimately, maximizing stockholder value. Specifically, we sought to attract and reward executives who displayed certain fundamental leadership characteristics that we had identified as consistent with our corporate goals and culture. We provided these executives with what we believed to be a competitive total compensation package, consisting primarily of base cash compensation, performance-based incentive compensation packages, including both equity and cash components, and a broad-based benefits program. Our 2012 compensation program was designed to reward each executive’s individual performance by considering generally their past and potential contributions to our achievement of key strategic goals, such as revenue generation, margin improvement and the establishment and maintenance of key strategic relationships. These performance factors were used to determine whether the performance-based incentive compensation awards would be granted to each executive. Our 2012 executive compensation program aimed to provide a risk-balanced compensation package which was competitive in our market sector and, more importantly, relevant to the individual executive. In addition, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, at our 2012 annual meeting of stockholders, we submitted a non-binding, advisory proposal to our stockholders to approve the compensation paid to our named executive officers. Ninety-nine percent of our stockholders who cast votes with respect to that proposal supported our executive compensation practices, as set forth in our 2012 proxy statement. Our Compensation Committee interpreted the results of this advisory vote as a strong affirmation of our executive compensation practices. Given that our Compensation Committee implemented our executive compensation program for 2012 before the date of our 2012 annual meeting of stockholders, the Compensation Committee could not have considered the results of this advisory vote in establishing our executive compensation program for 2012. However, the Compensation Committee was aware of the results of the advisory vote at the time it assessed achievement of the performance goals established as part of our 2012 executive compensation program, which are described in more detail below.

Our policy for allocating between base cash compensation and incentive compensation for 2012 was to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize value for our company and our stockholders. For 2012, we provided (i) base cash compensation to meet competitive cash compensation norms and (ii) performance-based compensation that included the potential for the executives to earn cash-based and stock-based awards to reward superior performance against annual strategic targets and long-term stock price appreciation. Our Compensation Committee believed that this compensation structure would appropriately focus our executives’ attention on both current-year performance targets, which are critical to achievement of our stated corporate objectives, and long-term stock price appreciation.

Executive Compensation Process

The compensation of our named executive officers, as well as our other executive officers, has been reviewed by our Compensation Committee at least annually for consistency with our compensation philosophy and objectives. Our management, including our CEO, has participated in this review by making its own recommendations as to the base cash compensation and performance-based compensation of our executive officers to the Compensation Committee. The Compensation Committee has considered the recommendations of management in assessing executive compensation, but from time to time it has also gathered and relied on other data and resources, and from time to time has utilized the services of a compensation consultant in reviewing and determining executive compensation.

In reviewing executive compensation during 2012, the Compensation Committee and management considered the practices of companies of similar size, geographic location and market focus. For this purpose, management and the Compensation Committee utilized the 2011 Radford Global Life Sciences Survey, or the 2011 Radford Survey, which provided comprehensive baseline compensation data on positions at the executive, management and professional levels, including base cash compensation, total cash compensation, options and other equity compensation, for 600 multinational life sciences companies. Our management and Compensation Committee also collected and analyzed other publicly-available compensation data and subscription compensation survey data and used this information in determining executive compensation. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, we generally believe that gathering this compensation information is an important part of our compensation-related decision-making process.

During 2012, the Compensation Committee also engaged a compensation consultant, Aon Consulting’s Radford Surveys + Consulting, or Radford, to assist the committee in assessing total compensation of our key executives. As part of its engagement, Radford assisted the Compensation Committee in reviewing the peer group of companies used by our Compensation Committee in assessing the competitiveness of the compensation of our key executives. The peer group selected by the Compensation Committee for purposes of evaluating compensation of the key executives consisted of twenty publicly-traded companies in a similar industry space and with similar revenues and market capitalizations. Our peer group did not change from 2011 to 2012. Of the peer group companies, 26% were health management companies and 74% were diagnostics/medical equipment companies.

Specifically, the peer group consisted of the following companies:

—	Beckman Coulter, Inc.

—	Becton Dickinson and Company

—	Bio-Rad Laboratories, Inc.

—	Catalyst Health Solutions, Inc.

—	C.R. Bard, Inc.

—	Edwards Lifesciences LLC

—	Gen-Probe Incorporated

—	Healthways, Inc.

—	Hologic, Inc.

—	Hospira, Inc.

—	IDEXX Laboratories, Inc.

—	Laboratory Corporation of America Holdings

—	Life Technologies Corporation

—	Lincare Holdings, Inc.

—	Myriad Genetics, Inc.

—	PerkinElmer, Inc.

—	RehabCare Group, Inc.

—	ResMed Inc.

—	St. Jude Medical, Inc.

—	Varian Medical Systems, Inc.

In connection with its engagement, Radford provided a detailed report, the Radford Report, which included summary observations and considerations regarding our compensation philosophy and methodology, as well as detailed competitive assessments of the cash and equity compensation of the key executives.

In 2012, pursuant to our Annual Executive Incentive Compensation Process, or the Annual Incentive Process, we offered annual performance-based incentive compensation packages under which a broad group of executives and managers worldwide, including Mr. Teitel, were eligible to receive stock-based awards, consisting of performance options, and cash awards based on the achievement of stated performance conditions. The performance options have an exercise price of $25.43 per share representing the closing price for the Company’s common stock on the date of grant,

February 29, 2012. The performance options will vest over 4 years in equal annual installments commencing one year from the grant date, subject to satisfaction of a number of corporate and, in some cases, business-level performance criteria applicable to calendar year 2012 performance. The performance criteria for the performance options were consistent with the definition of performance criteria set forth in the 2010 Plan and included an earnings per share target, an organic growth target and, in the case of certain executive officers, a return on investment capital target, as well as other performance criteria which vary from individual to individual. In the case of performance options for which some, but not all, of the performance criteria were satisfied, the Compensation Committee retained the discretion to permit a reduced number of the options to vest. The performance options have a term of ten years from the date of grant. The Compensation Committee also granted a contingent, performance-based cash award, or a Cash Award, to each executive and manager who received a performance option. Each Cash Award, if earned, would have entitled the recipient to receive a cash payment equal to the appreciation, if any, of our stock price during 2012 multiplied by the number of shares subject to the performance options granted to that person and would have been payable in 2 equal annual installments commencing one year from the grant date.

Adoption of the Annual Incentive Process was not intended to preclude the Compensation Committee from making equity or other awards outside of this process in appropriate circumstances, and the process is expected to evolve from year to year. In addition, the Compensation Committee expects to continue to make grants under our stockholder-approved stock option and incentive plans, or our Option Plans, outside of the Annual Incentive Process in connection with changes in responsibility, significant accomplishments, new hires and in other appropriate circumstances.

In determining each component of an executive’s compensation under our processes, numerous factors particular to the executive were considered, including:

—	The executive’s particular background, including prior relevant work experience;

—	The demand for individuals with the executive’s specific expertise and experience;
—	The executive’s role with us and the compensation paid to similar persons determined through benchmark studies, such as the Radford Report;

—	The executive’s performance and contribution to our achievement of corporate goals and objectives; and

—	Comparison to our other executives.

Elements of Compensation

For 2012, executive compensation consisted of the following elements:

Base Cash Compensation.    Base cash compensation was established based on the factors discussed above. We sought to ensure that the base cash compensation of our executives would be competitive by targeting annual base salary for a particular individual near the average of the range of annual cash compensation (base cash compensation plus annual non-equity incentive compensation) for executives in similar positions with similar responsibilities at comparable companies. Other elements of compensation, including past and present grants of stock-based awards, were also considered. The salary and sign-on bonus to Mr. Nawana were considered and approved as appropriate incentives to entice Mr. Nawana to leave his prior employment. The Compensation Committee believed that competitive base cash compensation was necessary to attract and retain a management team with the requisite skills to lead your company. In 2012, based on its analysis of our salary objectives, the various factors discussed above, and the 2011 Radford Survey, and considering the total compensation of our named executive officers, the annual base salary paid to Mr. Teitel was increased from $375,000 to $400,000. In approving the base salary increase for Mr. Teitel, the Compensation Committee considered an analysis of total compensation for comparable executives as well as his background, expertise and experience, and individual performance and past contributions to our overall goals and objectives. While many of these factors are subjective measures, and are not based on any stated quantified objectives, they played an important role in the Compensation Committee’s decision-making process. These subjective factors were considered in the aggregate and, accordingly, no specific factor played a greater role in determining the increase in Mr. Teitel’s base salary. The Compensation Committee did not adjust the base salaries of the other named executive officers during 2012.

Stock Options and Stock-based Awards.    For 2012, our Compensation Committee believed that the use of stock options and other stock-based awards would continue to offer the best approach to achieving our long-term compensation goals. Consistent with this belief, our Option Plans were established to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders and with our long-term success. While our Option Plans allow our Compensation Committee to grant a number of different types of stock-based awards, we have relied exclusively on stock options to provide equity incentive compensation to our executive officers, other than one restricted stock grant made to Mr. Zwanziger in 2001 and one restricted stock grant made to Mr. Nawana at the time of his hiring in December 2012, which is more fully described below. Stock options granted to our executive officers have historically had an exercise price equal to the fair market value of our common stock on the grant date, except for certain grants of options to our key executives in July 2008, February 2010 and July 2012 that had exercise prices above the fair market value of our common stock on the grant date. Our stock options have typically vested 25% per annum based upon continued employment over a four-year period, and generally have had terms expiring ten years after the date of grant. Stock option grants to our executive officers have been made in connection with the commencement of employment, in conjunction with an annual review of total compensation and, occasionally, following a significant change in job responsibilities or to meet other special retention or performance objectives. While our Compensation Committee expects to continue to grant stock options on an ad hoc basis as circumstances warrant (consistent with the granting policy described below), in the future we expect that stock option awards will primarily be granted to our named executive officers as part of the Annual Incentive Process. Proposals to grant stock options to our executive officers in 2012, including those made in connection with the Annual Incentive Process, were made by our CEO to the Compensation Committee. With respect to proposals for grants made to our executive officers in 2012, the Compensation Committee reviewed consultant reports, as discussed above, individual performance, the executive’s existing compensation and other retention considerations. The Compensation Committee considered the estimated Black-Scholes valuation of each proposed stock option grant in determining the number of options subject to each grant in 2012. Generally, 2012 stock option grants for each named executive officer were based on the factors discussed above and were intended to be valued near the average of the range of the value of long-term incentive awards for executives in similar positions with similar responsibilities at comparable companies, although other elements of compensation, including salary, were also considered.

Generally, stock option grants to executive officers have been made in conjunction with meetings of your Board of Directors. In 2012, grants were made in accordance with your Board’s previously adopted stock option granting policy, which includes the following elements:

—

Options to purchase shares of our common stock shall be granted effective as of the last calendar day of the following months: February, April, June, August, October and December (each such date, a “Grant Date”);

—

For each employee (or prospective employee) that is not (or, upon hire, will not be) subject to Section 16 of the Exchange Act, the CEO shall have the authority to grant, in his sole discretion, an option or options to purchase up to an aggregate of 5,000 shares of common stock (on an annual basis); provided, however, that the total number of shares of common stock underlying such option grants shall not exceed 150,000 per calendar year.

—

Grants of options to existing employees, shall be effective as of, and the grant date thereof shall for all purposes be deemed to be, the Grant Date following the date of approval (except that any grants subject to stockholder approval shall be effective as of the date of stockholder approval).

—

Options approved for new hires, including those hired through acquisitions, shall be effective as of, and the grant date thereof shall for all purposes be deemed to be, the Grant Date following the later of (i) the date of such approval or (ii) the date on which the new hire’s employment commences.

We have not adopted stock ownership guidelines for our executive officers.

For 2012, Mr. Teitel participated in the Annual Incentive Process and was awarded a performance-based compensation package based upon 7,500 shares of our common stock, consisting of stock options and a Cash Award. There were numerous performance conditions applicable to the awards to Mr. Teitel, all of which had to be satisfied in order for the awards to vest in full. These performance conditions included an earnings per share target of $2.56, an organic growth target of 4% and ensuring accurate, timely and proper financial reporting related to company performance. The first two performance goals were not fully met, and as a result, Mr. Teitel’s performance-based option vested only as to 375 shares of our common stock. Because our stock price declined during 2012, the accompanying Cash Award had no value.

For 2012, our Compensation Committee decided that our key executives should receive stock options only if the grant of those options were specifically approved by our stockholders. At our annual meeting of stockholders in July 2012, our stockholders approved the grant to Mr. Zwanziger, Dr. Scott and Dr. McAleer of options to purchase 490,000, 175,000 and 150,000 shares, respectively. While the closing price of our common stock on the date of grant was $19.00, these options were granted with a premium exercise price of $50.00. Due to the premium exercise price and the fact that the price of our common stock would need to increase almost 165% in order for these option grants to be “in the money,” your Board and Compensation Committee considered these grants to be stronger incentives for the generation and maintenance of long-term appreciation of our stock price than standard options grants and in the best interest of our stockholders. More than 93% of our stockholders who cast votes with respect to this proposal in 2012 supported these option grants.

On December 30, 2012, in connection with his appointment as our Chief Operating Officer, Mr. Nawana was granted 110,000 restricted stock units, or RSUs, as follows: 5,000 RSUs to vest one year after the grant date, 5,000 RSUs to vest two years after the grant date, and 100,000 RSUs to vest three years after the grant date. If Mr. Nawana’s employment is involuntarily terminated without cause within three years, his RSUs will accelerate and fully vest. The RSUs will also accelerate and fully vest if Mr. Nawana terminates his employment voluntarily after one year, other than in the presence of facts or circumstances which would constitute cause for termination by us. On that date, Mr. Nawana was also granted, effective December 31, 2012, an option to purchase 200,000 shares of our common stock at an exercise price of $18.50, the closing price of our common stock on December 31, 2012. The Compensation Committee considered these grants to be appropriate incentives to entice Mr. Nawana to leave his prior employment employer and accept our offer to serve as our Chief Operating Officer. The Compensation Committee also considered an analysis of total compensation for comparable executives based on Mr. Nawana’s expected role, in which he would be responsible for all of our world-wide commercial, research and development, and operational functions, the estimated Black-Scholes valuation of the RSU and stock option grants, as well as information available to the Compensation Committee regarding Mr. Nawana’s background, expertise, experience and performance in other companies. While many of these factors are subjective measures, and are not based on any stated quantified objectives, they played an important role in the Compensation Committee’s decision-making process. These subjective factors were considered in the aggregate and, accordingly, no specific factor played a greater role in determining the grants.

Bonuses.    Cash bonuses and other non-equity incentive compensation have not historically been a regular or important element of our executive compensation strategy; instead, our Compensation Committee has focused on stock-based awards designed to reward long-term performance. While the Compensation Committee generally remains committed to this strategy, the Annual Incentive Process established during 2012 did provide for cash awards, vesting over two years, if performance targets were met during the target year. The primary purpose of the Cash Awards was to further incent executives to achieve shorter-term results based upon the price appreciation of our common stock during the performance period. Because our stock price declined during 2012, the Cash Awards had no value.

Other Compensation.    None of our named executive officers is entitled to receive any payment upon a change in control of our company or a termination of his employment with us, except as described above with respect to the RSUs granted to Mr. Nawana. Our named executive officers’ service with our company is at will. The named executive officers were not eligible to participate in, and did not have any accrued benefits under, any company-sponsored defined benefit pension plan in 2012. They were eligible to, and in some case did, participate in defined contributions plans, such as a 401(k) plan, on the same terms as other employees. The terms of these defined contribution plans varied depending on the jurisdiction of employment of the executive. In addition, consistent with our compensation philosophy, the Compensation Committee maintained in 2012 generally the same benefits and perquisites for our executive officers as in prior years, which consisted of certain matching contributions under our defined benefit plans and payment of life insurance premiums. The Compensation Committee believes that the benefits and perquisites provided to our executive officers in 2012 were lower than median competitive levels for comparable companies. Finally, all of our executives were eligible to participate in our other employee benefit plans, including medical, dental, life and disability insurance.

Tax Implications

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on our tax return of compensation over $1,000,000 to certain of the named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. We have periodically reviewed the potential consequences of Section 162(m) and on occasion have sought to structure the performance-based portion of our executive compensation to comply with the exemptions available under Section 162(m). We believe that options granted in 2012 under our Option Plans generally qualify as performance-based compensation under Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with these exemptions when we believe that such payments are appropriate and in the best interest of the stockholders, after taking into consideration changing business conditions or the applicable officer’s performance. For example, we do not believe that the RSUs granted to Mr. Nawana will qualify as performance-based compensation and, accordingly, we may be unable to deduct some or all of the compensation expense associated with any RSUs that vest.

Compensation Committee Report

We, the Compensation Committee, have reviewed and discussed the Compensation Discussion and Analysis beginning on page 38 of this proxy statement with management.

Based on this review and discussion, we recommended to your Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Carol R. Goldberg, Chairperson

Eli Y. Adashi, Member

Robert P. Khederian, Member

Compensation Committee Interlocks and Insider Participation

During 2012, the members of the Compensation Committee were Ms. Goldberg (Chairperson), Dr. Adashi and Mr. Khederian. No member of the Compensation Committee has ever been an officer or employee of ours or any of our subsidiaries. None of our executive officers serves as a director or member of the compensation committee of another entity in a case where an executive officer of such other entity serves as a director of ours or a member of our Compensation Committee.

Compensation of Executive Officers and Directors

Set forth below is information regarding the compensation of our named executive officers.

Summary Compensation Table.    The following table sets forth information regarding the named executive officers’ compensation for the fiscal years 2012, 2011 and 2010. For our named executive officers, the amount of salary and bonus represented between 0% and 83% of the named executive officers’ total compensation for 2012.

Summary Compensation Table for 2012

Name and Principal Position	Year	Salary ($)	Stock Awards ($)		Option Awards ($)(1)		All Other Compensation ($)(2)	Total ($)
Ron Zwanziger	2012	$900,000	—		$2,940,000		$1,080	$3,841,080
Chairman of the Board, Chief	2011	$900,000	—		—		$713	$900,713
Executive Officer and President	2010	$900,000	—		$3,745,000		$2,838	$4,647,838

David Teitel	2012	$393,269	—		$73,353	(3)	$8,580	$475,202
Chief Financial Officer, Vice	2011	$366,346	—		$102,200		$8,063	$476,609
President and Treasurer	2010	$300,000	—		—		$10,109	$310,109

Namal Nawana(4)	2012	$3,077	$2,020,700	(5)	$1,468,530		—	$3,492,307
Chief Operating Officer

David Scott, Ph.D.(6)	2012	$557,510	—		$1,050,000		—	$1,607,510
Chief Scientific Officer	2011	$546,028	—		—		—	$546,028
	2010	$543,767	—		$1,348,200		—	$1,891,967

Jerry McAleer, Ph.D.(6)	2012	$517,687	—		$900,000		—	$1,417,687
Senior Vice President,	2011	$523,740	—		—		—	$523,740
Research and Development	2010	$504,926	—		$1,123,500		—	$1,628,426

(1)	These amounts represent the aggregate grant date fair value of stock option awards made during 2012, 2011 and 2010, respectively, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (FASB ASC Topic 718), excluding estimated forfeitures. See Note 14 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion of the relevant assumptions used in calculating these amounts.

(2)	The amounts in this column include for 2012: (a) matching contributions we made to our defined contribution plans in the amounts of $7,500 on behalf of Mr. Teitel; and (b) life insurance premiums paid in the amounts of $1,080 on behalf of Mr. Zwanziger and Mr. Teitel.

(3)	The grant date fair value of this stock option is based on our assessment, as of the grant date, of the probable outcome of applicable performance conditions. Assuming the highest possible level of achievement of the performance conditions, the grant date fair value would have been $74,850.

(4)	Mr. Nawana was hired on December 30, 2012 and was not a named executive officer in 2010 or 2011.

(5)	This amount represents the aggregate grant date fair value of restricted stock units issued to Mr. Nawana in 2012, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (FASB ASC Topic 718), excluding estimated forfeitures. Under FASB Topic 718, the grant date fair value of each restricted stock unit is equal to the closing price of our common stock on that date, or $18.37 per share.

(6)	Salary and other cash compensation for these named executive officers were paid in British pounds. British pounds were converted to U.S. dollars at assumed exchange rates of £1:$1.58496, £1:$1.60349 and £1:$1.54589, which were the average exchange rates for 2012, 2011 and 2010, respectively.

Grants of Plan-Based Awards.    The following table sets forth certain information with respect to the grant of plan-based awards to the named executive officers in 2012.

Grants of Plan-Based Awards for 2012

	Grant Date(1)	Compensation Committee Approval Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)(5)		Exercise Or Base Price of Option Awards ($ /Sh)		Grant Date Fair Value of Stock and Option Awards(6)
Name			Shares Underlying Award (#)(2)		Target ($)(2)
Ron Zwanziger	7/11/2012	5/2/2012					490,000		$50.00	(7)	$2,940,000
David Teitel	2/29/2012	2/29/2012	7,500	(2)	(2)		—		—		—
	2/29/2012	2/29/2012					7,500	(2)	$25.43	(8)	$73,353
Namal Nawana	12/30/2012	12/6/2012				110,000	—		—		$2,020,700
	12/31/2012	12/6/2012					200,000		$18.50	(8)	$1,468,530
David Scott, Ph.D.	7/11/2012	5/2/2012					175,000		$50.00	(7)	$1,050,000
Jerry McAleer, Ph.D.	7/11/2012	5/2/2012					150,000		$50.00	(7)	$900,000

(1)	The grant dates of the options for the named executive officers are in accordance with our stock option granting policy. Under this policy, grants of options approved by the Compensation Committee for existing employees shall be effective as of the next applicable “Grant Date” (except that any grants subject to stockholder approval shall be effective as of the date of stockholder approval). Under this policy, “Grant Date” means the last day of the following months: February, April, June, August, October and December. In the case of grants to Mr. Zwanziger, Mr. McAleer and Mr. Scott, the date of grant is the date of the Annual Meeting of Stockholders of July 11, 2012, at which the grants of these options were approved by the Company’s stockholders.

(2)	Amounts in these columns represent grants to Mr. Teitel under our Annual Incentive Process of a Cash Award, which was subject to performance conditions, and stock options, the vesting of which was subject to performance conditions. Under the terms of the awards, Mr. Teitel would have been eligible to receive, subject to the satisfaction of applicable performance conditions and subject to certification by the Compensation Committee, (i) a Cash Award equal to the appreciation in the price of one share of our common stock during 2012 times the number of shares set forth in the table and (ii) vesting of options to purchase the number of shares set forth in the table. Because our stock price declined during 2012, the Cash Award had no value. On February 7, 2013, the Compensation Committee certified that the performance conditions for the stock option granted to Mr. Teitel had been partially satisfied and determined that stock options to purchase 375 shares of our common stock would vest. These options will vest in four equal annual installments beginning on February 28, 2013, subject to Mr. Teitel’s continued employment with us. For more information regarding our Annual Incentive Process, including the performance-based conditions, see “Compensation Discussion and Analysis” beginning on page 38 of this proxy statement.

(3)	The award in this column represents a Restricted Stock Unit, or RSU, granted as an employment inducement award outside our current stockholder-approved stock option and incentive plans pursuant to NYSE Rule 303A.08. The vesting of the RSU is as follows: 5,000 RSUs will vest one year after the grant date, 5,000 RSUs will vest two years after the grant date, and 100,000 RSUs will vest three years after the grant date. If Mr. Nawana’s employment is involuntarily terminated, without cause, within three years, his RSUs would accelerate and fully vest. The RSUs will also accelerate and fully vest if Mr. Nawana terminates his employment voluntarily after one year, other than in presence of facts or circumstances which would constitute cause for termination by us.

(4)	All stock option awards were made under our 2010 Stock Option and Incentive Plan.

(5)	The terms of these options provide for vesting in four equal annual installments, commencing on the first anniversary of the date of grant and conditioned upon the recipient’s continued employment with the Company on the applicable vesting date. The options will expire on the tenth anniversary of the grant date or, if earlier, three months after the recipient’s employment terminates.

(6)	These amounts represent the aggregate grant date fair value of restricted stock units awards and stock option awards made during 2012, calculated in accordance with FASB ASC Topic 718, excluding estimated forfeitures. See Note 14 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, for a discussion of the relevant assumptions used in calculating these amounts.

(7)	The exercise price of the stock option awards to the named executive officers is equal to the greater of $50.00 and the fair market value of our common stock on the effective date of grant; the closing price of our common stock on July 11, 2012, the date of grant, was $19.00 and accordingly, the exercise price per share of the options is $50.00.

(8)	The exercise price of the stock option awards to the named executive officers is equal to the closing price of our common stock on the applicable Grant Date.

Outstanding Equity Awards at Fiscal Year-End.    The following table sets forth certain information with respect to outstanding options and stock awards held by the named executive officers at the end of 2012.

Outstanding Equity Awards at Fiscal Year-End for 2012

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable		Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(3) ($)
Ron Zwanziger	7,576	—		$21.78	12-31-2013	—		—
	300,000	—		$39.72	5-17-2017	—		—
	150,000	—		$61.49	7-23-2018	—		—
	125,000	125,000		$61.49	2-28-2020	—		—
	—	490,000		$50.00	7-11-2022	—		—
David Teitel	10,000	—		$21.38	12-11-2013	—		—
	10,000	—		$24.25	12-17-2014	—		—
	5,000	—		$34.40	10-04-2016	—		—
	20,000	—		$38.10	12-15-2016	—		—
	20,000	—		$48.14	8-31-2017	—		—
	17,686	5,895		$35.58	6-30-2019	—		—
	7,500	2,500		$38.01	10-30-2019	—		—
	2,500	7,500		$26.06	10-31-2021	—		—
	—	7,500	(4)	$25.43	2-28-2022	—		—
Namal Nawana	—	200,000		$18.50	12-31-2022
	—	—		—	—	110,000	(5)	$2,035,000.00
David Scott, Ph.D.	5,252	—		$21.78	12-31-2013	—		—
	150,000	—		$39.72	5-17-2017	—		—
	75,000	—		$61.49	7-23-2018	—		—
	45,000	45,000		$61.49	2-28-2020	—		—
	—	175,000		$50.00	7-11-2022	—		—
Jerry McAleer, Ph.D.	4,656	—		$21.78	12-31-2013	—		—
	125,000	—		$39.72	5-17-2017	—		—
	65,000	—		$61.49	7-23-2018	—		—
	37,500	37,500		$61.49	2-28-2020	—		—
	—	150,000		$50.00	7-11-2022	—		—

(1)	Options become exercisable in four equal annual installments beginning on the first anniversary of the date of grant.

(2)	Unless otherwise noted, the expiration date of each option occurs ten years after the date of grant of such option.

(3)	The value attributable to the restricted stock units equals the closing price of our common stock as reported by the New York Stock Exchange on December 31, 2012, which was $18.50, multiplied by the number of units underlying the award.

(4)

The vesting of this award is subject to satisfaction of performance conditions; options for which the performance conditions are satisfied will become exercisable in four equal installments beginning on the first anniversary date of grant. On February 7, 2013, the Compensation Committee certified that the performance conditions for the stock option granted to Mr. Teitel had been partially satisfied and determined that stock options to purchase 375 shares of our common stock would vest.

(5)	The award in this column represents a RSU granted on December 30, 2012 as an employment inducement award outside of our stockholder-approved stock option and incentive plans pursuant to NYSE Rule 303A.08. The vesting of the RSU is as follows: 5,000 RSUs will vest one year after the grant date, 5,000 RSUs will vest two years after the grant date, and 100,000 RSUs will vest three years after the grant date. If Mr. Nawana’s employment is involuntarily terminated, without cause, within three years, his RSUs will accelerate and fully vest. The RSUs will also accelerate and fully vest if Mr. Nawana terminates his employment voluntarily after one year, other than in the presence of facts or circumstances which would constitute cause for termination by us.

Option Exercises and Stock Vested.    The following table sets forth certain information with respect to options exercised by the named executive officers in fiscal year 2012. No named executive officer held any stock awards that vested during 2012.

Option Exercises and Stock Vested for 2012

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Ron Zwanziger	5,065	$18,133
David Teitel	—	—
Namal Nawana	—	—
David Scott, Ph.D.	—	—
Jerry McAleer, Ph.D.	1,805	$5,794

(1)	Represents the difference between the aggregate exercise price and the aggregate fair market value of the common stock on the respective dates of exercise.

Non-qualified Deferred Compensation Plans.    During 2012, our named executive officers did not participate in any non-qualified defined contribution or other non-qualified deferred compensation plans.

Pension Benefits.    During 2012, our named executive officers did not participate in any plan that provides for specified retirement benefits, or payments and benefits that will be provided primarily following retirement, other than defined contribution plans, such as our 401(k) savings plan.

Employment Agreement and Potential Payments upon Termination or Change-in-Control.    Effective December 30, 2012, we entered into a Restricted Stock Unit Agreement with Mr. Nawana in connection with his appointment as our Chief Operating Officer, pursuant to which we granted to Mr. Nawana 110,000 RSUs, which vest over a period of three years as described above. Under the terms of the Restricted Stock Unit Agreement, if Mr. Nawana’s employment is involuntarily terminated, without cause, within three years of the date of grant, his RSUs will accelerate and fully vest. The RSUs will also accelerate and fully vest if Mr. Nawana terminates his employment voluntarily after one year, other than in the presence of facts or circumstances which would constitute cause for termination by us. The Restricted Stock Unit Agreement further provides that all of the RSUs will immediately vest upon a “change of control” of the Company, as that term is defined in the Restricted Stock Unit Agreement. Our named executive officers are employees-at-will and do not have employment or severance contracts with us. Other than provisions in our Option Plans that provide for all stock options to automatically become fully exercisable, RSUs to become fully vested and any stock awards to become vested and non-forfeitable in the event of a “change of control” as defined in the plans, there are no other contracts, agreements, plans or arrangements that provide for payments to our named executive officers at, following, or in connection with any termination of employment, change in control of the Company or a change in a named executive officer’s responsibilities. All of the outstanding stock options held by our named executive officers reported above under “Outstanding Equity Awards at Fiscal Year-End” were issued under our Option Plans and are subject to accelerated exercisability upon a change of control. The table below sets forth the value attributable to such an acceleration of exercisability of options and an acceleration of vesting of RSUs under the Restricted Stock Unit Agreement.

Name	Value Attributable to Acceleration of Exercisability of Stock Options and Vesting of RSUs Upon a Change of Control(1)
Ron Zwanziger	$—
David Teitel	$—
Namal Nawana	$2,035,000
David Scott, Ph.D.	$—
Jerry McAleer, Ph.D.	$—

(1)	Assumes the occurrence of a change of control of the Company on December 31, 2012. The value attributable to the acceleration of in-the-money stock options equals the difference between the applicable option exercise prices and the closing sale price of our common stock as reported by the New York Stock Exchange on December 31, 2012, which was $18.50, multiplied by the number of shares underlying the options. At December 31, 2012, none of the stock options held by our named executive officers was in the money. The value attributable to the acceleration of vesting of RSUs equals the closing sale price of our common stock as reported by the New York Stock Exchange on December 31, 2012, which was $18.50, multiplied by the number of units underlying the award.

Risk Related to Compensation Policies

Our compensation policies and practices for our employees, including our executive compensation program described in our Compensation Discussion and Analysis, aim to provide a risk-balanced compensation package which is competitive in our market sectors and relevant to the individual executive. In 2011, the Compensation Committee established an annual process pursuant to which we expect to continue to award to certain executives and managers, upon satisfaction of applicable performance conditions and subject to future approval and grant by the Compensation Committee, option and cash awards. Because both the option and cash awards contemplated under this process would vest over several years, we believe that the process discourages short-term risk taking and to align the interest of our executives and managers with those of our stockholders. We do not believe that risks arising from these practices, or our compensation policies and practices considered as a whole, are reasonably likely to have a material adverse effect on us.

Compensation of Directors

The following table sets forth information regarding the compensation of our directors for 2012.

Director Compensation

Name (1)	Fees Earned or Paid in Cash ($)(2)	Total ($)(3)
Eli Adashi, M.D.	$78,000	$78,000
Carol R. Goldberg	$86,000	$86,000
Robert P. Khederian	$90,000	$90,000
John F. Levy	$29,000	$29,000
John A. Quelch, D.B.A.	$45,000	$45,000
James Roosevelt, Jr.	$5,000	$5,000
Peter Townsend	$82,000	$82,000

(1)	Ron Zwanziger, Jerry McAleer and David Scott are not included in this table as they are employees of the Company and receive no compensation for their services as directors. The compensation received by Mr. Zwanziger, Dr. McAleer and Dr. Scott as employees of the Company is shown in the Summary Compensation Table above.

(2)	Dr. Adashi received cash payments of $19,500 each in April 2012, July 2012 and September 2012 and earned fees of $19,500 as of December 31, 2012, which amount was paid in January 2013. Ms. Goldberg received cash payments of $21,500 each in April 2012, July 2012 and September 2012 and earned fees of $21,500 as of December 31, 2012, which amount was paid in January 2013. Mr. Khederian received cash payments of $22,500 each in April 2012, July 2012 and September 2012 and earned fees of $22,500 as of December 31, 2012, which amount was paid in January 2013. Mr. Levy received cash payments of $7,250 each in April 2012, July 2012 and September 2012 and earned fees of $7,250 as of December 31, 2012, which amount was paid in January 2013. Mr. Quelch received cash payments of $11,250 each in April 2012, July 2012 and October 2012 and earned fees of $11,250 as of December 31, 2012, which amount was paid in January 2013. Mr. Roosevelt received cash payments of $1,250 each in April 2012, July 2012 and September 2012 and earned fees of $1,250 as of December 31, 2012, which amount was paid in January 2013. Mr. Townsend received cash payments of $20,500 each in April 2012, July 2012 and October 2012 and earned fees of $20,500 as of December 31, 2012, which amount was paid in January 2013. The cash compensation paid to directors is described in more detail below.

(3)	As of December 31, 2012, each director had the following number of options outstanding: Eli Adashi: 41,515; Carol R. Goldberg: 74,868; Robert P. Khederian: 59,999; John F. Levy: 101,006; John A. Quelch: 115,540; James Roosevelt, Jr.: 57,156; Peter Townsend: 49,868.

After reviewing the analysis of non-employee director compensation conducted by Radford in May 2010, the Compensation Committee determined that the non-employee directors of the Company should receive cash compensation of $70,000 annually, plus additional cash compensation for committee service as described in the table below, payable quarterly in arrears beginning with the third calendar quarter of 2010 and subject to their continued service on your Board and any applicable committees. Each director was afforded a one-time right to receive, in lieu of all or part of her or his cash compensation for the period October 31, 2010 through June 30, 2013, stock options of equal value calculated as described below.

Committee Chair (Total Additional Cash Compensation)
—Audit	$24,000
—Compensation	$16,000
—Nominating and Corporate Governance	$10,000

Committee Members other than Chair (Total Additional Cash Compensation)
—Audit	$12,000
—Compensation	$8,000
—Nominating and Corporate Governance	$5,000

In addition to the cash compensation described above, on October 31, 2010, each of the non-employee directors received stock options to purchase a number of shares of our common stock calculated using a Black-Scholes model based on (i) an assumed aggregate value on the grant date equal to the sum of (a) $400,000, or $150,000 annually for the period October 31, 2010 through June 30, 2013, and (b) the total amount of any cash compensation foregone for that period at the election of the director, as described above, (ii) $29.55 per share, the closing price of our common stock on the New York Stock Exchange on the most recent trading day before the grant date and (iii) management estimates of other Black-Scholes variables, including estimated life and volatility. These options vest in three equal annual installments, beginning June 30, 2011.

Employee directors do not receive compensation for their services as directors.

Equity Compensation Plan Information

The following table furnishes information with respect to compensation plans under which our equity securities are authorized for issuance as of December 31, 2012.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
	(a)		(b)	(c)
Equity compensation plans approved by security holders	9,427,476		$36.16	2,033,506	(3)
Equity compensation plans not approved by security holders	110,000	(4)	$0.00	—
Total	9,537,476		$35.74	2,033,506	(3)

(1)	This table excludes an aggregate of 1,222,355 shares issuable upon exercise of outstanding options assumed by the Company in connection with various acquisition transactions. The weighted average exercise price of the excluded acquired options is $39.23.

(2)	In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2012, 1,024,630 shares under the 2010 Stock Option and Incentive Plan may instead be issued in the form of restricted stock, unrestricted stock, performance share awards or other equity-based awards.

(3)	Includes 1,008,876 shares issuable under the Company’s 2001 Employee Stock Purchase Plan.

(4)	Represents shares issuable upon vesting of a RSU award issued as an inducement grant in connection with the appointment of Namal Nawana as our new Chief Operating Officer, effective December 30, 2012.

2012 Audit Committee Report

We, the Audit Committee, oversee your Company’s accounting and financial reporting processes and assist your Board in its oversight of the qualifications, independence and performance of your Company’s independent registered public accounting firm. In fulfilling our oversight responsibilities, we discussed with your Company’s independent registered public accounting firm, PricewaterhouseCoopers, LLP, or PwC, the overall scope and plans for its audit. Upon completion of the audit, we discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We also reviewed and discussed the audited, consolidated financial statements with management. We discussed with management certain significant accounting principles, the reasonableness of significant judgments and the clarity of disclosures in those financial statements.

The Audit Committee received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and discussed with PwC the auditor’s independence from management and your Company. We determined that the services provided by PwC during fiscal year 2012 are compatible with maintaining such auditor’s independence.

In reliance on the reviews and discussions referred to above, we recommended to your Board that the audited, consolidated financial statements be included in your Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

John F. Levy, Chairperson

Peter Townsend, Member

Robert P. Khederian, Member

Independent Registered Public Accounting Firm

Our Audit Committee engaged PricewaterhouseCoopers LLP, or PwC, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012. Our Audit Committee has also engaged PwC to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

We expect representatives of PwC to be present at our 2013 annual meeting of stockholders, that they will have the opportunity to make a statement at such meeting if they so desire, and that they will be available to respond to appropriate questions from stockholders.

Audit Fees

Aggregate audit fees billed by PwC for 2012 were $5,402,806. Audit fees include fees billed for professional services rendered in connection with PwC’s integrated audit of our consolidated annual financial statements and internal control over financial reporting and review of our quarterly financial statements, and audit services normally provided by the principal independent registered public accounting firm in connection with other statutory or regulatory filings. Aggregate audit fees billed by PwC for 2011 were $3,973,309.

Audit-related Fees

Aggregate audit-related fees billed in 2012 and 2011 by PwC were $53,648 and $40,000, respectively. Audit-related fees consist primarily of fees billed for professional services rendered by the firm for accounting consultations and services related to business acquisitions and financings.

Tax Fees

Aggregate tax fees billed in 2012 for tax-related services performed by PwC were $1,064,417. Aggregate tax fees billed in 2011 for tax-related services performed by PwC were $1,609,528. Tax fees include fees billed for professional services rendered by PwC for tax compliance, tax advice and tax planning.

All Other Fees

No other fees were billed by PwC for 2012 or 2011.

Pre-approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm other than permitted non-audit services estimated in good faith by the independent registered public accounting firm and management to entail fees payable of $25,000 or less on a project-by-project basis and which would also qualify for exemption from the pre-approval requirements of the Securities Exchange Act of 1934, as amended. No services were provided for 2012 or 2011 in reliance on this exemption. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who shall present any services so pre-approved to the full Audit Committee at its next meeting.

Certain Relationships and Related Transactions, and Director Independence

Director Independence

Your Board of Directors has determined that the following directors are independent under the rules of the New York Stock Exchange: Dr. Adashi, Ms. Goldberg, Mr. Khederian, Mr. Levy, Dr. Quelch, Mr. Roosevelt and Mr. Townsend. In addition, your Board of Directors has determined that, if elected, each of Dr. Björklund, Mr. MacMillan, Mr. Markison and Dr. McKillop will be independent under the rules of the New York Stock Exchange. Your Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each composed solely of directors who satisfy the applicable independence requirements of the

New  York Stock Exchange’s listing standards for such committees.

Policies and Procedures with Respect to Related Party Transactions

Our Audit Committee Charter requires that the Audit Committee, which is composed solely of independent directors, conduct an appropriate review of, and be responsible for the oversight of, all related party transactions on an ongoing basis. We do not have written policies or procedures governing the Audit Committee’s review of related party transactions but rely on the Audit Committee’s exercise of business judgment in reviewing such transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our officers and directors and persons who beneficially own more than 10% of our outstanding shares of common stock or Series B preferred stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Such persons are required by applicable regulations to furnish us with copies of all reports filed pursuant to Section 16(a).

To our knowledge, based solely on a review of the copies of such reports received by us and certain written representations that no other reports were required, we believe that for the fiscal year ended December 31, 2012, all of our officers, directors and 10% beneficial owners complied with the requirements of Section 16(a).

Stockholder Proposals

Stockholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act for consideration at our 2014 annual meeting of stockholders must submit the proposals in proper form to us at the address set forth on the first page of this proxy statement not later than                 , 2014 in order for the proposals to be considered for inclusion in our proxy statement and form of proxy relating to the 2014 annual meeting.

Stockholder proposals intended to be presented at our 2014 annual meeting submitted outside the processes of Rule 14a-8 must be received in writing by us no later than the close of business on May 9, 2014, nor earlier than April 9, 2014, together with all supporting documentation and information required by our bylaws. Proxies solicited by your Board will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

Our Nominating and Corporate Governance Committee will consider director candidates recommended for nomination by stockholders. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. In order to have a director candidate considered by the Nominating and Corporate Governance Committee, the recommendation must be submitted to the

Company Secretary at the address set forth on the first page of this proxy statement no later than the close of business on May 9, 2014, nor earlier than April 9, 2014 and must include: the name and address of record of the stockholder; a representation that the stockholder is a record holder of our securities, or if the stockholder is not a record holder of our securities, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act; the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate; a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by your Board from time to time; a description of all arrangements or understandings between the stockholder and the proposed director candidate; the consent of the proposed director candidate (i) to be named in the proxy statement relating to our annual meeting of stockholders and (ii) to serve as a director if elected at such annual meeting; and any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission.

Other Information

A copy of our Annual Report on Form 10-K, as amended, including the financial statements and the financial statement schedules, for the year ended December 31, 2012 shall be provided without charge to each person solicited hereby upon the written request made to:

Alere Inc.

Investor Relations Department

51 Sawyer Road

Suite 200

Waltham, MA 02453-3448

Attn: Doug Guarino

In addition, copies of any exhibits to the Annual Report on Form 10-K, as amended, will be provided for a nominal charge to stockholders who make a written request to us at the above address.

Your Board is aware of no other matters, except for those incident to the conduct of the annual meeting, that are to be presented to stockholders for formal action at the annual meeting. If, however, any other matters properly come before the annual meeting or any adjournments or postponements thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

By order of the Board

Ron Zwanziger

Chairperson, Chief Executive Officer and

President

                , 2013

Appendix A

INFORMATION CONCERNING PARTICIPANTS

IN THE COMPANY’S SOLICITATION OF PROXIES

The following tables (“Director Nominees,” “Directors” and “Officers and Employees”) provide the name and business address of our director nominees, and the name, present principal occupation and business address of our directors and officers who, under the rules of the SEC, are considered to be “participants” in our solicitation of proxies from our shareholders in connection with our Annual Meeting.

Director Nominees

The principal occupations of our director nominees who are considered “participants” in our solicitation are set forth under the heading “Proposal 1—Election of Directors” beginning on page 9 of this proxy statement. The name and business addresses, and address of the organization of employment, of our director nominees are as follows:

Name	Business Address	Address of Organization of Employment
Håkan Björklund	Gyllebo Slott AB Havnegade 39 DK-1058 Copenhagen, Denmark	Avista Capital Partners, L.P. Bond Street House 14 Clifford Street, 4th Floor London W1S 4JU
Stephen P. MacMillan	sBioMed, LLC 1272 S 1380 West Orem, Utah 84058	sBioMed, LLC 1272 S 1380 West Orem, Utah 84058
Brian A. Markison	22 Morven Place Princeton, New Jersey 08450	22 Morven Place Princeton, New Jersey 08450
Thomas F. McKillop	Evolva Holdings, SA Duggingerstrasse 23 CH-4153 Reinach, Switzerland	Evolva Holdings, SA Duggingerstrasse 23 CH-4153 Reinach, Switzerland

Directors

The principal occupations, and the name and principal business of any corporation or organization in which their employment is carried on, of our continuing directors who are considered “participants” in our solicitation are set forth under the heading “Information Regarding Nominees, Other Directors and Executive Officers” beginning on page 29 of this proxy statement. The name and business address of our directors are as follows:

Name	Business Address
Ron Zwanziger	c/o Alere Inc., 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453
David Scott(1)	c/o Alere Inc., 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453
Jerry McAleer	c/o Alere Inc., 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453
Eli Y. Adashi(2)	c/o Alere Inc., 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453
Carol R. Goldberg	c/o Alere Inc., 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453
Robert P. Khederian(3)	c/o Alere Inc., 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453
John F. Levy	c/o Alere Inc., 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453
John A. Quelch	c/o Alere Inc., 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453
James Roosevelt, Jr.	c/o Alere Inc., 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453
Peter Townsend(4)	c/o Alere Inc., 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453

(1)	Dr. Scott is our Chief Scientific Officer.

(2)	Dr. Adashi is a Professor of Medical Science at Brown University.

(3)	Mr. Khederian is the Chairman of the Board of Belmont Capital, a venture capital firm he founded in 1996.

(4)	Mr. Townsend retired in 1995 as the Chief Executive Officer and a director of Enviromed plc.

Officers and Employees

The principal occupations of our officers and employees who are considered “participants” in our solicitation of proxies are set forth below. The principal occupation refers to the officer’s or employee’s position with the Company, and the business address for each officer is 51 Sawyer Road, Suite 200, Waltham, Massachusetts, 02453.

Name	Principal Occupation
Ron Zwanziger	Chairman of the Board, Chief Executive Officer and President
David Teitel	Chief Financial Officer, Vice President and Treasurer
Ellen Chiniara	Vice President, General Counsel and Secretary
Jon Russell	Vice President, Finance; President, Alere Home Monitoring, Inc.

Information Regarding Ownership of Company Securities by Participants

Information regarding our securities held by our director nominees, directors and named executive officers as of May 31, 2013 is set forth under the “Stock Ownership of Certain Beneficial Owners and Management” section of this proxy statement. As of May 31, 2013, Ms. Chiniara beneficially owned 53,306 shares of our common stock, which consisted of 3,481 shares of common stock and 49,825 shares of common stock underlying stock options exercisable within 60 days of May 31, 2013, and Mr. Russell beneficially owned 68,605 shares of our common stock, which consisted of 3,099 shares of common stock and 65,506 shares of common stock underlying options exercisable within 60 days of May 31, 2013.

Our securities that are owned of record by each of our director nominees, directors, officers and employees are beneficially owned by such person.

Information Regarding Transactions in Target Securities by Participants

The following table provides information regarding purchases and sales of our securities by each of the participants listed above under “Director Nominees,” “Directors” and “Officers and Employees” during the past two years. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Shares of Common Stock Purchased or Sold (May 31, 2011 through May 31, 2013)

Name	Date	Number of Shares	Description of Transaction
Ellen Chiniara	6/30/2011	237	Acquisition	Purchase pursuant to Alere Inc. Employee Stock Purchase Plan
	12/31/2011	334	Acquisition	Purchase pursuant to Alere Inc. Employee Stock Purchase Plan
	6/30/2012	467	Acquisition	Purchase pursuant to Alere Inc. Employee Stock Purchase Plan
	12/31/2012	509	Acquisition	Purchase pursuant to Alere Inc. Employee Stock Purchase Plan
John Levy	11/1/2011	25,000	Acquisition	Exercise of stock option
	8/2/2012	4,000	Acquisition	Exercise of stock option
Jerry McAleer	11/22/2011	189,706	Acquisition	Exercise of stock option
	11/22/2011	(162,134)	Disposition	Open market sale
	11/28/2011	129,413	Acquisition	Exercise of stock option
	11/28/2011	(116,829)	Disposition	Open market sale
	5/29/2012	1,805	Acquisition	Exercise of stock option
John Quelch	3/5/2013	25,000	Acquisition	Exercise of stock option
	3/5/2013	(20,220)	Disposition	Open market sale
James Roosevelt, Jr.	8/23/2011	4,444	Acquisition	Open market purchase
David Scott	11/16/2011	199,691	Acquisition	Exercise of stock option
	11/16/2011	(164,237)	Disposition	Open market sale

Name	Date	Number of Shares	Description of Transaction
David Teitel	6/30/2011	172	Acquisition	Purchase pursuant to Alere Inc. Employee Stock Purchase Plan
	12/31/2011	287	Acquisition	Purchase pursuant to Alere Inc. Employee Stock Purchase Plan
	6/30/2012	351	Acquisition	Purchase pursuant to Alere Inc. Employee Stock Purchase Plan
	12/31/2012	381	Acquisition	Purchase pursuant to Alere Inc. Employee Stock Purchase Plan
Ron Zwanziger	11/21/2011	101,794	Acquisition	Exercise of stock options
	12/19/2011	(20,000)	Disposition	Gift by The Ron Zwanziger 2004 Revocable Trust for which Mr. Zwanziger is the Trustee to a private charitable foundation for which Mr. Zwanziger, his spouse and three other individuals serve as directors
	12/19/2011	20,000	Acquisition	Gift to a private charitable foundation for which Mr. Zwanziger, his spouse and three other individuals serve as directors from The Ron Zwanziger 2004 Revocable Trust for which Mr. Zwanziger is the Trustee
	6/14/2012	5,065	Acquisition	Exercise of stock option

Miscellaneous Information Concerning Participants

Other than as set forth in this Appendix A or the proxy statement, to the Company’s knowledge, no person listed above under “Director Nominees,” “Directors” and “Officers and Employees” or any of his or her “associates” beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of the Company or any of its subsidiaries. Furthermore, except as described in the proxy statement, to the Company’s knowledge, no such person or any of his or her affiliates or associates is or since January 1, 2012 has been either a party to any transaction or series of similar transactions, or any currently proposed transaction or series of similar transactions, (i) to which the Company or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $120,000, and (iii) in which such person, affiliate or associate had or will have a direct or indirect material interest, as described in Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission.

To the Company’s knowledge, except as described in the proxy statement, no person listed above under “Director Nominees,” “Directors” and “Officers and Employees” or any of his or her associates has entered into any arrangement or understanding with any person with respect to (i) any future employment with the Company or its affiliates or (ii) any future transactions to which the Company or any of its affiliates will or may be a party. Except as described in this Appendix A or the proxy statement, to the Company’s knowledge, none of the persons listed under “Director Nominees,” “Directors” and “Officers and Employees” is or within the past year has been a party to any contract, arrangement or understanding with any person with respect to any of the Company’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. Except as described in this Appendix A or the proxy statement, to the Company’s knowledge, no persons listed under “Director Nominees,” “Directors” and “Officers and Employees” has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting and there are no arrangements or understandings pursuant to which any nominee of your Board for election as a director is proposed to be elected, and therefore there are no parties to any such arrangement or understanding who could have such an interest.

Appendix B

EXPLANATORY NOTE:    This Appendix B contains a copy of the Alere Inc. 2010 Stock Option and Incentive Plan, as proposed to be amended, as described in the proxy statement to which this Appendix B is attached.

ALERE INC.

2010 STOCK OPTION AND INCENTIVE PLAN

SECTION 1.    GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Alere Inc. 2010 Stock Option and Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Independent Directors and other key persons (including consultants) of Alere Inc. (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” is defined in Section 2(a).

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Performance Share Awards and Dividend Equivalent Rights.

“Board” means the Board of Directors of the Company.

“Change of Control” is defined in Section 18.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means the Committee of the Board referred to in Section 2.

“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.

“Dividend Equivalent Right” means Awards granted pursuant to Section 12.

“Effective Date” means the date on which the Plan is approved by stockholders as set forth in Section 20.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” means the closing price for the Stock on any given date during regular trading, or if not trading on that date, such price on the last preceding date on which the Stock was traded, unless determined otherwise by the Administrator using such methods or procedures as it may establish.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Independent Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Outside Director” means a current member of the Board who is: (i) not a current employee of the Company, (ii) not a former employee of the Company who receives compensation from the Company for prior services (other than benefits under a qualified retirement plan) during the taxable year, (iii) has not been an officer of the Company, and (iv) does not receive remuneration from the Company, either directly or indirectly in exchange for goods or services, in any capacity other than as a director, all as set out in detail in Treasury Regulation 1.162-27(e)(3).

“Performance Criteria” means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Administrator, including, but not limited to, the Company or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals are limited to the following: (i) earnings before interest, taxes, depreciation and amortization; (ii) net income (loss) (either before or after interest, taxes, depreciation and/or amortization); (iii) changes in the market price of the Stock; (iv) cash flow; (v) funds from operations or similar measure; (vi) sales or revenue; (vii) acquisitions or strategic transactions; (viii) operating income (loss); (ix) return on capital, assets, equity, or investment; (x) total stockholder returns or total returns to stockholders; (xi) gross or net profit levels; (xii) productivity; (xiii) expense; (xiv) margins; (xv) operating efficiency; (xvi) customer satisfaction; (xvii) working capital; (xviii) earnings per share of Stock; or (xix) lease up performance, net operating income performance or yield on development or redevelopment communities, any of which under the preceding clauses (i) through (xix) may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award, Restricted Stock Units, or Performance Share Award. Each such period shall not be less than 12 months.

“Performance Goals” means, for a Performance Cycle, the specific goals established in writing by the Administrator for a Performance Cycle based upon the Performance Criteria.

“Performance Share Award” means Awards granted pursuant to Section 10.

“Restricted Stock Award” means Awards granted pursuant to Section 7.

“Restricted Stock Units” means Awards granted pursuant to Section 8.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Stock” means the Common Stock, par value $0.001 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award granted pursuant to Section 6.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company owns at least a 50% interest or controls, either directly or indirectly.

“Unrestricted Stock Award” means any Award granted pursuant to Section 9.

SECTION 2. ADMINISTRATION	OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a)  Committee.    The Plan shall be administered by either the Board or a committee of not less than two Independent Directors (in either case, the “Administrator”), as determined by the Board from time to time; provided that, (i) for purposes of Awards to Directors or Section 16 officers of the Company, the Administrator shall be deemed to include only Directors who are Independent Directors and no director who is not an Independent Director shall be entitled to vote or take action in connection with any such proposed Award and (ii) for purposes of Performance Based Awards, the Administrator shall be a committee of the Board composed of two or more Outside Directors.

(b)  Powers of Administrator.    The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)  to select the individuals to whom Awards may from time to time be granted;

(ii)  to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Performance Share Awards and Dividend Equivalent Rights or any combination of the foregoing, granted to any one or more grantees;

(iii)  to determine the number of shares of Stock to be covered by any Award;

(iv)  to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan and Section 2(b)(v) below, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards; except that repricing of Stock Options shall not be permitted without shareholder approval and further provided that, other than by reason of, or in connection with, any death, disability, retirement, employment termination (without cause), or Change of Control, the Administrator shall not accelerate or waive any restriction period applicable to any outstanding Restricted Stock Award or any Restricted Stock Unit beyond the minimum restriction periods set forth in Section 7 and Section 8, respectively, nor shall the Administrator accelerate or amend the aggregate period over which any Performance Share Award is measured to less than one (1) year;

(v)  to accelerate at any time the exercisability or vesting of all or any portion of any Award consistent with Section 2(b)(iv) and further provided that, other than by reason of, or in connection with, any death, disability, retirement, employment termination (without cause), or Change of Control, the Administrator shall not accelerate the exercisability or vesting of unvested Stock Options or Stock Appreciation Rights which in the aggregate, when combined with the aggregate number of shares of Stock issued pursuant to Section 9, exceed ten percent (10%) of the maximum number of shares of stock reserved and available for issuance under the Plan pursuant to Section 3(a), as amended;

(vi)  subject to the provisions of Section 5(a)(ii), to extend at any time the period in which Stock Options may be exercised;

(vii)  to determine at any time whether, to what extent, and under what circumstances distribution or the receipt of Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the grantee and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Administrator) or dividends or deemed dividends on such deferrals;

(viii)  at any time to adopt, alter and repeal such rules, guidelines and practices for administration and operation of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration and operation of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan; and

(ix)  to make any adjustments or modifications to Awards granted to participants who are working outside the United States and adopt any sub-plans as may be deemed necessary or advisable for participation of such participants, to fulfill the purposes of the Plan and/or to comply with applicable laws.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c)  Delegation of Authority to Grant Awards.    The Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards at Fair Market Value, to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act or Covered Employees. Any such delegation by the Administrator shall include a limitation as to the amount of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price of any Stock Option, the conversion ratio or price of other Awards and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d)  Indemnification.    Neither the Board nor the Committee, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors’ and officers’ liability insurance coverage which may be in effect from time to time.

SECTION 3.    STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a)  Stock Issuable.    The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 7,153,663 shares, subject to adjustment as provided in Section 3(b) (the “Pool”). For purposes of this limitation, in respect of any shares of Stock under any Award which shares are forfeited, canceled, satisfied without the issuance of Stock, otherwise terminated, or, for shares of Stock issued pursuant to any unvested full value Award, reacquired by the Company at not more than the grantee’s purchase price (other than by exercise) (“Unissued Shares”), the number of shares of Stock that were removed from the Pool for such Unissued Shares shall be added back to the Pool. Notwithstanding the foregoing, upon the exercise of any Award to the extent that the Award is exercised through tendering previously owned shares or through withholding shares that would otherwise be awarded and to the extent shares are withheld for tax withholding purposes, the Pool shall be reduced by the gross number of shares of Stock being exercised without giving effect to the number of shares tendered or withheld. Subject to such overall limitation, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, (i) Stock Options or Stock Appreciation Rights with respect to no more than 1,000,000 shares of Stock may be granted to any one individual grantee during any one calendar year period and (ii) each share subject to a full value award settled in stock—other than an Award that is a stock option or other award that requires the grantee to purchase shares for their fair market value at the time of grant—will reduce the number of shares in the Pool available for grant by three (3). The shares available for issuance from the Pool may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company and held in its treasury.

(b)  Changes in Stock.    Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee, (iii) the maximum number of shares that may be granted under a Performance-Based Award, (iv) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (v) the repurchase price per share subject to each outstanding Restricted Stock Award, and (vi) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options or Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

The Administrator may also adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the Administrator that such adjustment is appropriate to avoid distortion in the operation of the Plan, provided that no such adjustment shall be made in the case of an Incentive Stock Option, without the consent of the grantee, if it would constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code.

(c)  Mergers and Other Transactions.  In the case of and subject to the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for a different kind of securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iv) the sale of all of the Stock of the Company to an unrelated person or entity (in each case, a “Sale Event”), upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder). In the event of such termination, each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights held by such grantee, including those that will become exercisable upon the consummation of the Sale Event; provided, however, that the exercise of Options and Stock Appreciation Rights not exercisable prior to the Sale Event shall be subject to the consummation of the Sale Event.

Notwithstanding anything to the contrary in this Section 3(c), in the event of a Sale Event pursuant to which holders of the Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the Sale Event, the Company shall have the right, but not the obligation, to make or provide for a cash payment to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the value as determined by the Administrator of the consideration payable per share of Stock pursuant to the Sale Event (the “Sale Price”) times the number of shares of Stock subject to outstanding Option and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights.

(d)  Substitute Awards.    The Administrator may grant Awards under the Plan in substitution for stock and stock-based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4.    ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, Independent Directors and key persons (including consultants and prospective employees) of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5.    STOCK OPTIONS

Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

No Incentive Stock Option shall be granted under the Plan after July 14, 2020.

(a)  Stock Options.    Stock Options granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(i)  Exercise Price.    The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5(a) shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(ii)  Option Term.    The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the term of such Stock Option shall be no more than five years from the date of grant.

(iii)  Exercisability; Rights of a Stockholder.    Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. Subject to Section 2(b)(v), the Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(iv)  Method of Exercise.    Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award agreement:

(A)  In cash, by certified or bank check or other instrument acceptable to the Administrator;

(B)  Through the delivery (or attestation to the ownership) of shares of Stock that are not then subject to restrictions under any company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(C)  By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; or

(D)  With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

(E)  Any other method permitted by the Administrator.

Payment instruments will be received subject to collection. The delivery of certificates representing the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award agreement or applicable provisions of laws. In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to.

(v)  Annual Limit on Incentive Stock Options.    To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

(b)  Non-transferability of Options.    No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee, or by the optionee’s legal representative or guardian in the event of the optionee’s incapacity. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide in the Award agreement regarding a given Option that the optionee may transfer his Non-Qualified Stock Options to members of his immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Option.

(c)  Form of Settlement.    Shares of Stock issued upon exercise of a Stock Option shall be free of all restrictions under the Plan, except as otherwise provided in the Plan.

SECTION 6.    STOCK APPRECIATION RIGHTS

(a)  Nature of Stock Appreciation Rights.    A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock having a value on the date of exercise calculated as follows: (i) the grant date exercise price of a share of Stock is (ii) subtracted from the Fair Market Value of the Stock on the date of exercise and (iii) the difference is multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

For example, if the grant date exercise price is $10.00 and the Fair Market Value on the date of exercise is $20.00, the difference is $10.00. If the grantee is exercising the Stock Appreciation Right as to 100 shares of Stock, he or she will receive shares with a value on the exercise date of $1,000.00 ($20.00 – $10.00 = $10.00. $10.00 x 100 = $1,000.00.) The grantee will receive 50 shares of stock. ($1,000.00 ÷ $20.00 = 50 shares.)

(b)  Exercise Price of Stock Appreciation Rights.    The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.

(c)  Grant and Exercise of Stock Appreciation Rights.    Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(d)  Terms and Conditions of Stock Appreciation Rights.    Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator. The term of a Stock Appreciation Right may not exceed ten years.

SECTION 7.    RESTRICTED STOCK AWARDS

(a)  Nature of Restricted Stock Awards.    A Restricted Stock Award is an Award entitling the recipient to acquire, at such purchase price as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant (“Restricted Stock”). Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(b)   Rights as a Stockholder.    Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Administrator shall otherwise determine, certificates evidencing the Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company a stock power endorsed in blank.

(c)   Restrictions.    Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award agreement. If a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, the Company shall have the right to repurchase Restricted Stock that has not vested at the time of termination at its original purchase price, from the grantee or the grantee’s legal representative.

(d)   Vesting of Restricted Stock.    The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the Company’s right of repurchase as provided in Section 7(c) above.

(e)   Restriction Period.    Restricted Stock subject to vesting upon the attainment of performance goals or objectives shall vest after the attainment of the stated performance goals or objectives but only after a restricted period of at least one (1) year. All other Restricted Stock shall vest after a restriction period of not less than three (3) years; provided, however, that any Restricted Stock with a time-based restriction may become vested incrementally over such three-year period.

(f)   Waiver, Deferral and Reinvestment of Dividends.    The Restricted Stock Award agreement may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the Restricted Stock.

SECTION 8.    RESTRICTED STOCK UNITS

(a)  Nature of Restricted Stock Units.    A Restricted Stock Unit is a bookkeeping entry representing the equivalent of one share of Stock for each Restricted Stock Unit awarded to a grantee and represents an unfunded and unsecured obligation of the Company. The Administrator shall determine the restrictions and conditions applicable to each Restricted Stock Unit at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Notwithstanding the foregoing, in the event that any such Restricted Stock Units granted to employees shall have a performance-based goal, the restriction period with respect to such Award shall not be less than one year, and in the event any such Restricted Stock Units granted to employees shall have a time-based restriction only (without any prior performance condition to the grant or vesting thereof), the total restriction period with respect to such Award shall not be less than three years; provided, however, that any Restricted Stock Units with a time-based restriction may become vested incrementally over such three-year period. At the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. To the extent that an award of Restricted Stock Units is subject to Section 409A, it may contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order for such Award to comply with the requirements of Section 409A.

(b)   Election to Receive Restricted Stock Units in Lieu of Compensation.    The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award.

(c)  Rights as a Stockholder.    A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the phantom stock units underlying his Restricted Stock Units, subject to such terms and conditions as the Administrator may determine.

(d)  Termination.    Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9.    UNRESTRICTED STOCK AWARDS

(a)  Grant or Sale of Unrestricted Stock.    The Administrator may, in its sole discretion, grant (or sell at a purchase price determined by the Administrator) an Unrestricted Stock Award to any grantee, pursuant to which such grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan. Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such participant. The aggregate number of shares of Stock issuable pursuant to this Section 9, when combined with the number of shares of underlying unvested Stock Options accelerated pursuant to Section 2(b)(v) other than by reason of, or in connection with, any death, disability, retirement, employment termination, or Change of Control, is limited to ten percent (10%) of the maximum number of shares of Stock reserved and available for issuance under the Plan pursuant to Section 3(a), as amended.

(b)  Elections to Receive Unrestricted Stock in Lieu of Compensation.    Upon the request of a grantee and with the consent of the Administrator, each grantee may, pursuant to an advance written election delivered to the Company no later than the date specified by the Administrator, receive a portion of the cash compensation otherwise due to such grantee in the form of shares of Unrestricted Stock (valued at Fair Market Value on the date or dates the cash compensation would otherwise be paid) either currently or on a deferred basis.

(c)  Restrictions on Transfers.    The right to receive shares of Unrestricted Stock on a deferred basis may not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution.

SECTION 10.    PERFORMANCE SHARE AWARDS

(a)  Nature of Performance Share Awards.    A Performance Share Award is an Award entitling the recipient to acquire shares of Stock upon the attainment of specified performance goals. The Administrator may make Performance Share Awards independent of or in connection with the granting of any other Award under the Plan. The Administrator in its sole discretion shall determine whether and to whom Performance Share Awards shall be made, the performance goals, the periods during which performance is to be measured (which in the aggregate shall not be less than one (1) year), and all other limitations and conditions.

(b)  Restrictions of Transfer.    Performance Share Awards, and all rights with respect to such Awards may not be sold, assigned, transferred, pledged or otherwise encumbered.

(c)  Rights as a Stockholder.    A grantee receiving a Performance Share Award shall have the rights of a stockholder only as to shares actually received by the grantee under the Plan and not with respect to shares subject to the Award but not actually received by the grantee. A grantee shall be entitled to receive a stock certificate evidencing the acquisition of shares of Stock under a Performance Share Award only upon satisfaction of all conditions specified in the Performance Share Award agreement (or in a performance plan adopted by the Administrator).

(d)  Termination.    Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee’s rights in all Performance Share Awards shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 11.    PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

(a)  Performance-Based Awards.    A Performance-Based Award means any Restricted Stock Award, Restricted Stock Units, or Performance Share Award granted to a Covered Employee that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and any regulations appurtenant thereto. Any employee or other key person providing services to the Company and who is selected by the Administrator may be granted one or more Performance-Based Awards in the form of a Restricted Stock Award, Restricted Stock Units or Performance Share Awards payable upon the attainment of Performance Goals that are established by the Administrator and related to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Cycle. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall company performance or the performance of a division, business unit, or an individual. The Administrator, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Cycle in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions provided however, that the Administrator may not exercise such discretion in a manner that would increase the Performance-Based Award granted to a Covered Employee. Each Performance-Based Award shall comply with the provisions set forth below.

(b)  Grant of Performance-Based Awards.    With respect to each Performance-Based Award granted to a Covered Employee, the Administrator shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Administrator may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Covered Employees.

(c)  Payment of Performance-Based Awards.    Following the completion of a Performance Cycle, the Administrator shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Administrator shall then determine the actual size of each Covered Employee’s Performance-Based Award, and, in doing so, may reduce or eliminate the amount of the Performance-Based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.

(d)  Maximum Award Payable.    The maximum Performance-Based Award payable to any one Covered Employee under the Plan for a Performance Cycle is 200,000 shares of Stock (subject to adjustment as provided in Section 3(c) hereof).

SECTION 12.    DIVIDEND EQUIVALENT RIGHTS

(a)  Dividend Equivalent Rights.    A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash dividends that would be paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares were held by the recipient. A Dividend Equivalent Right may be granted hereunder to any participant, as a component of another Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be

settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

(b)  Interest Equivalents.    Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

SECTION 13.    TAX WITHHOLDING

(a)  Payment by Grantee.    Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes taxable, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver stock certificates to any grantee is subject to and conditioned on tax obligations being satisfied by the grantee. The Company’s obligation to deliver stock certificates to any grantee is subject to and is conditioned on tax obligations being satisfied by the grantee.

(b)  Payment in Stock.    If provided in the instrument evidencing an Award, the Company may elect to have the minimum required tax withholding obligation satisfied, in whole or in part, by (i) withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) allowing a grantee to transfer to the Company shares of Stock owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 14.    SECTION 409A AWARDS

To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee”

(within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated or postponed except to the extent permitted by Section 409A.

SECTION 15.    TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a)  a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(b)  an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 16.    AMENDMENTS AND TERMINATION

Subject to requirements of law or any stock exchange or similar rules which would require a vote of the Company’s shareholders, the Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. If and to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, if and to the extent intended to so qualify, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(c).

SECTION 17.    STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 18.    CHANGE OF CONTROL PROVISIONS

Upon the occurrence of a Change of Control as defined in this Section 18:

(a)  Each outstanding Stock Option shall automatically become fully exercisable.

(b)  Except as otherwise provided in the applicable Award Agreement, conditions and restrictions on each outstanding Restricted Stock Award, Restricted Stock Unit and Performance Share Award will be removed.

(c)  “Change of Control” shall mean the occurrence of any one of the following events:

(i)  any “Person,” as such term is used in Sections 13(d) and 14(d) of the Act (other than the Company, any of its Subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its Subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing in excess of 50% of either (A) the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Directors (“Voting Securities”) or (B) the then outstanding shares of Stock of the Company (in either such case other than as a result of an acquisition of securities directly from the Company); or

(ii)  persons who, as of the Effective Date, constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(iii)  the consummation of a consolidation, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction in which the stockholders of the Company immediately prior to the Corporate Transaction, would, immediately after the Corporate Transaction, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 80% of the voting shares of the corporation issuing cash or securities in the Corporate Transaction (or of its ultimate parent corporation, if any); or

(iv)  the approval by the stockholders of any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person in excess of 50% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns in excess of 50% of the combined voting power of all then outstanding Voting Securities, then a “Change of Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

SECTION 19.    GENERAL PROVISIONS

(a)  No Distribution; Compliance with Legal Requirements. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements, whether located in the United States or a foreign jurisdiction, have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

No Award under the Plan shall be a nonqualified deferred compensation plan, as defined in Code Section 409A, unless such Award meets in form and in operation the requirements of Code Section 409A(a)(2),(3), and (4).

(b)  Delivery of Stock Certificates.    Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company.

(c)  Other Compensation Arrangements; No Employment Rights.    Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(d)  Trading Policy Restrictions.    Option exercises and other Awards under the Plan shall be subject to such company’s insider trading policy, as in effect from time to time.

(e)  Forfeiture of Awards under Sarbanes-Oxley Act.  If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then, to the extent required by law, any grantee who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company for the amount of any Award received by such individual under the Plan during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement.

(f)  Loans to Grantees.    The Company shall have the authority to make loans to grantees of Awards hereunder (including to facilitate the purchase of shares) and shall further have the authority to issue shares for promissory notes hereunder.

(g)  Designation of Beneficiary.    At the discretion of the Administrator the instrument evidencing an Award may permit the grantee to designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 20.    EFFECTIVE DATE OF PLAN

This Plan shall become effective upon approval by the holders of a majority of the shares of Stock of the Company present or represented and entitled to vote at a meeting of stockholders at which a quorum is present or by written consent of the stockholders. Subject to such approval by the stockholders, Stock Options and other Awards may be granted hereunder on and after adoption of this Plan by the Board.

SECTION 21.    GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

Appendix C

EXPLANATORY NOTE:    This Appendix C contains a copy of the Alere Inc. 2001 Employee Stock Purchase Plan, as previously amended, and as proposed to be amended by Proposal 4 included in the proxy statement to which this Appendix C is attached.

ALERE INC.

2001 EMPLOYEE STOCK PURCHASE PLAN

The purpose of the Alere Inc. 2001 Employee Stock Purchase Plan (“the Plan”) is to provide eligible employees of Alere Inc. (the “Company”) and certain of its subsidiaries with opportunities to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). [Four] million (4,000,000) shares of Common Stock in the aggregate have been approved and reserved for this purpose. The Plan is intended to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted in accordance with that intent.

1.  Administration.    The Plan will be administered by the person or persons (the “Administrator”) appointed by the Company’s Board of Directors (the “Board”) for such purpose. The Administrator has authority to make rules and regulations for the administration of the Plan, and its interpretations and decisions with regard thereto shall be final and conclusive. No member of the Board or individual exercising administrative authority with respect to the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

2.  Offerings.    The Company will make one or more offerings to eligible employees to purchase Common Stock under the Plan (“Offerings”). Unless otherwise determined by the Administrator, the initial Offering will begin on January 1, 2002 and will end on the following June 30, 2002 (the “Initial Offering”). Thereafter, unless otherwise determined by the Administrator, an Offering will begin on the first business day occurring on or after each January 1 and July 1 and will end on the last business day occurring on or before the following June 30 and December 31, respectively. The Administrator may, in its discretion, designate a different period for any Offering, provided that no Offering shall exceed one year in duration. The Board may also commence a special Offering for employees of Designated Subsidiaries who are eligible to participate in the Plan that will begin on the date that an acquired company is acquired or becomes a Designated Subsidiary, and will end on the next June 30 or December 31, which ever shall occur first.

3.  Eligibility.    All employees of the Company (including employees who are also directors of the Company) and all employees of each Designated Subsidiary (as defined in Section 11) are eligible to participate in any one or more of the Offerings under the Plan, provided that as of the first day of the applicable Offering (the “Offering Date”) they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week and have completed at least three (3) consecutive calendar months of employment with the Company or any Designated Subsidiary (including periods of employment with the Designated Subsidiary which pre-date such designation and/or the acquisition of the Designated Subsidiary by the Company or any subsidiary thereof). To the extent that a subsidiary of the Company was made a Designated Subsidiary subsequent to an acquisition pursuant to which a substantial amount of assets was acquired by such Designated Subsidiary, whether via a merger, asset acquisition or otherwise, employment with any legal predecessor entity or any entity transferring assets to the Designated Subsidiary as part of such acquisition shall be counted as employment with the Designated Subsidiary.

4.  Participation.    An employee eligible on any Offering Date, who is not, as of such date, participating in another Offering of the Company, may participate in such Offering by submitting an enrollment form to his appropriate payroll location at least 10 business days before the Offering Date (or by such other deadline as shall be established for the Offering). An employee who does not enroll in accordance with these procedures will be deemed to have waived his right to participate. Unless an employee files a new enrollment form or withdraws from the Plan, his deductions and purchases will continue at the same percentage of Compensation for future Offerings, provided he remains eligible. Notwithstanding the foregoing, participation in the Plan will neither be permitted nor be denied contrary to the requirements of the Code.

5.  Employee Contributions.    Each eligible employee may authorize payroll deductions at a minimum of two percent (2%) up to a maximum of ten percent (10%) of his Compensation for each pay period. The Company will maintain book accounts showing the amount of payroll deductions made by each participating employee for each Offering. No interest will accrue or be paid on payroll deductions.

6.  Deduction Changes.    An employee may not increase his payroll deduction during any Offering. An employee generally may not decrease his payroll deduction during an Offering, but may terminate his payroll deduction for the remainder of the Offering, either with or without withdrawing from the Offering under Section 7. To terminate his payroll deduction without withdrawing from the Offering, an employee must submit written notice at least ten (10) business days (or such shorter period as shall be established) before the payroll date on which the change becomes effective. Subject to the requirements of Sections 4 and 5, an employee may either increase or decrease his payroll deduction with respect to the next Offering by filing a new enrollment form at least ten (10) business days before the next Offering Date (or by such other deadline as shall be established for the Offering). An employee who has terminated his payroll deduction during an Offering must submit a new enrollment form in order to participate in a subsequent Offering.

7.  Withdrawal.    An employee may withdraw from participation in an Offering by delivering a written notice of withdrawal to his appropriate payroll location no later than two (2) business days prior to the Exercise Date (as defined below) of such Offering. The employee’s withdrawal will be effective as of the next business day. Following an employee’s withdrawal, the Company will promptly refund to him his entire account balance under the Plan (after payment for any Common Stock purchased before the effective date of withdrawal). Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the Offering and is deemed to have withdrawn from the Plan. The employee may enroll in a subsequent Offering in accordance with Section 4.

8.  Grant of Options.    On each Offering Date, the Company will grant to each eligible employee who is then a participant in the Plan an option (“Option”) to purchase on the last day of such Offering (the “Exercise Date”), at the Option Price hereinafter provided for, (a) a number of shares of Common Stock, which number shall be the number of shares (rounded down to the nearest whole share) which is obtained by (i) multiplying $25,000 by the quotient obtained by dividing the number of months in the Offering by 12, and (ii) dividing that product by the Fair Market Value of the Common Stock on the Offering Date, or (b) such other lesser maximum number of shares as shall have been established by the Administrator in advance of the Offering; provided, however, that such Option shall be subject to the limitations set forth below. The purchase price for each share purchased under each Option (the “Option Price”) will be 85% of the Fair Market Value of the Common Stock on the Offering Date or the Exercise Date, whichever is less. Each employee’s Option shall be exercisable only to the extent of such employee’s accumulated payroll deductions on the relevant Exercise Date.

Notwithstanding the foregoing, no employee may be granted an option hereunder if such employee, immediately after the option was granted, would be treated as owning stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary (as defined in Section 11). For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee. In addition, no employee may be granted an Option which permits his rights to purchase stock under the Plan, and any other employee stock purchase plan of the Company and its Parents and Subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined on the option grant date or dates) for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code and shall be applied taking Options into account in the order in which they were granted.

9.  Exercise of Option and Purchase of Shares.    Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his Option on such date and shall acquire from the Company such number of whole shares of Common Stock reserved for the purpose of the Plan as his accumulated payroll deductions on such date will purchase at the Option Price, subject to any other limitations contained in the Plan. Any amount remaining in an employee’s account at the end of an Offering solely by reason of the inability to purchase a fractional share will be carried forward to the next Offering; any other balance remaining in an employee’s account at the end of an Offering will be refunded to the employee promptly.

10.  Issuance of Certificates.    Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or in the name of a broker authorized by the employee to be his, or their, nominee for such purpose.

11.	Definitions.

The term “Compensation” means the amount of gross base pay and commissions, prior to salary reduction pursuant to Sections 125, 132(f) or 401(k) of the Code, but excluding overtime, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains on the exercise of Company stock options, and similar items.

The term “Designated Subsidiary” means any present or future Subsidiary (as defined below) that has been designated by the Board to participate in the Plan. The Board may so designate any Subsidiary, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the stockholders.

The term “Fair Market Value of the Common Stock” on any given date means the fair market value of the Common Stock determined in good faith by the Administrator; provided, however, that if the Common Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) or national securities exchange, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

The term “Parent” means a “parent corporation” with respect to the Company, as defined in Section 424(e) of the Code.

The term “Subsidiary” means a “subsidiary corporation” with respect to the Company, as defined in Section 424(f) of the Code.

12.  Rights on Termination of Employment.    If a participating employee’s employment terminates for any reason before the Exercise Date for any Offering, no payroll deduction will be taken from any pay due and owing to the employee and the balance in his account will be paid to him or, in the case of his death, to his designated beneficiary as if he had withdrawn from the Plan under Section 7. An employee will be deemed to have terminated employment, for this purpose, if the corporation that employs him, having been a Designated Subsidiary, ceases to be a Subsidiary, or if the employee is transferred to any corporation other than the Company or a Designated Subsidiary. An employee will not be deemed to have terminated employment, for this purpose, if the employee is on an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise provides in writing.

13.  Special Rules.    Notwithstanding anything herein to the contrary, the Administrator may adopt special rules applicable to the employees of a particular Designated Subsidiary, whenever the Administrator determines that such rules are necessary or appropriate for the implementation of the Plan in a jurisdiction where such Designated Subsidiary has employees; provided that such rules are consistent with the requirements of Section 423(b) of the Code. Such special rules may include (by way of example, but not by way of limitation) the establishment of a method for employees of a given Designated Subsidiary to fund the purchase of shares other than by payroll deduction, if the payroll deduction method is prohibited by local law or is otherwise impracticable. Any special rules established pursuant to this Section 13 shall, to the extent possible, result in the employees subject to such rules having substantially the same rights as other participants in the Plan. The Administrator may also adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of the number of shares of Common Stock approved and reserved for use under the Plan, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

14.  Optionees Not Stockholders.    Neither the granting of an Option to an employee nor the deductions from his pay shall constitute such employee a holder of the shares of Common Stock covered by an Option under the Plan unless and until such shares have been purchased by and issued to him.

15.  Rights Not Transferable.    Rights under the Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

16.  Application of Funds.    All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose.

17.  Adjustment in Case of Changes Affecting Common Stock.    In the event of a subdivision of outstanding shares of Common Stock, or the payment of a dividend in Common Stock, the number of shares approved for the Plan, and the share limitation set forth in Section 8, shall be increased proportionately, and such other adjustment shall be made as may be deemed equitable by the Administrator. In the event of any other change affecting the Common Stock, such adjustment shall be made as may be deemed equitable by the Administrator to give proper effect to such event.

18.  Amendment of the Plan.    The Board may at any time, and from time to time, amend the Plan in any respect, except that without the approval, within 12 months of such Board action, by the stockholders, no amendment shall be made increasing the number of shares approved for the Plan or making any other change that would require stockholder approval in order for the Plan, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code.

19.  Insufficient Shares.    If the total number of shares of Common Stock that would otherwise be purchased on any Exercise Date plus the number of shares purchased under previous Offerings under the Plan exceeds the maximum number of shares issuable under the Plan, the shares then available shall be apportioned among participants in proportion to the amount of payroll deductions accumulated on behalf of each participant that would otherwise be available to be used to purchase Common Stock on such Exercise Date.

20.  Termination of the Plan.    The Plan may be terminated at any time by the Board. Upon termination of the Plan, all amounts in the accounts of participating employees shall be promptly refunded.

21.  Governmental Regulations.    The Company’s obligation to sell and deliver Common Stock under the Plan is subject to obtaining all governmental approvals required in connection with the authorization, issuance, or sale of such stock.

The Plan shall be governed by Delaware law except to the extent that such law is preempted by federal law.

22.  Issuance of Shares.    Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

23.  Tax Withholding.    Participation in the Plan is subject to any minimum required tax withholding on income of the participant in connection with the Plan. Each employee agrees, by entering the Plan, that the Company and its Subsidiaries shall have the right to deduct any such taxes from any payment of any kind otherwise due to the employee, including shares issuable under the Plan.

24.  Notification Upon Sale of Shares.    Each employee agrees, by entering the Plan, to give the Company prompt notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

25.  Effective Date and Approval of Shareholders.    The Plan shall take effect on the later of the date it is adopted by the Board and the date it is approved by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present or by written consent of the stockholders.

PRELIMINARY PROXY — SUBJECT TO CHANGE

ALERE INC.

ANNUAL MEETING OF STOCKHOLDERS

SIGN, DATE AND MAIL YOUR PROXY TODAY,

UNLESS YOU HAVE ALREADY VOTED BY INTERNET OR TELEPHONE.

IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE, PLEASE DATE, MARK, SIGN AND RETURN

THIS PROXY PROMPTLY. YOUR VOTE BY INTERNET OR TELEPHONE MUST BE

RECEIVED NO LATER THAN 11:59 PM, EASTERN TIME, AUGUST 6, 2013

TO BE INCLUDED IN THE VOTING RESULTS. ALL VALID PROXIES

WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN.

    If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED

The Board of Directors recommends a vote FOR ALL the nominees listed.
1.	Election of the following nominees as Directors
	(01) Håkan Björklund	FOR ❑	WITHHOLD ❑
	(02) Stephen P. MacMillan	FOR ❑	WITHHOLD ❑
	(03) Brian A. Markison	FOR ❑	WITHHOLD ❑
	(04) Sir Thomas Fulton Wilson McKillop	FOR ❑	WITHHOLD ❑
	The Board of Directors recommends a vote FOR the following:			FOR	AGAINST	ABSTAIN
2.	Approval of an increase to the number of shares of common stock available for issuance under the Alere Inc. 2010 Stock Option and Incentive Plan by 2,000,000 from 5,153,663 to 7,153,663.			❑	❑	❑
3.

Approval of the granting of options under our 2010 Stock Option and Incentive Plan to certain executive officers; provided that, even if this proposal is approved by our stockholders, we do not intend to implement this proposal unless Proposal 2 is also approved.

				❑	❑	❑
4.	Approval of an increase to the number of shares of common stock available for issuance under the Alere Inc. 2001 Employee Stock Purchase Plan by 1,000,000 from 3,000,000 to 4,000,000.			❑	❑	❑
5.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013.			❑	❑	❑
6.	Approval, by non-binding vote, of executive compensation.			❑	❑	❑
NOTE: In their discretion, the persons named as proxies may vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

PLEASE INDICATE IF YOU PLAN TO ATTEND THIS MEETING:	YES ❑	NO ❑
FOR ADDRESS CHANGE MARK HERE: YES ❑
(Please enter new address on reverse side.)

Continued and to be signed on the reverse side.

WHITE PROXY CARD

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM, Eastern Time, August 6, 2013.

VOTE BY INTERNET        WWW.FIRSTCOASTRESULTS.COM/ALERE

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM, Eastern Time, August 6, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

OR

VOTE BY TELEPHONE                                1-800-254-6492

Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM, Eastern Time, August 6, 2013. Have your proxy card in hand when you call and then follow the instructions.

OR

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided to: First Coast Results, Inc., Independent Tabulator, P.O. Box 3672, Ponte Vedra Beach, FL 32004-9911.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON AUGUST 7, 2013: THE ANNUAL REPORT, PROXY STATEMENT AND OTHER PROXY MATERIALS, AS WELL AS DIRECTIONS TO ATTEND THE MEETING IN PERSON, ARE AVAILABLE AT HTTP://WWW.VIEWOURMATERIAL.COM/ALERE

CONTROL NUMBER

    If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing.

ALERE INC.

PROXY SOLICITED BY BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS, AUGUST 7, 2013, 12:30 PM.

The undersigned, revoking all prior proxies, hereby appoints RON ZWANZIGER and ELLEN V. CHINIARA, and each of them acting singly, proxies with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote all shares of the voting stock of Alere Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Alere Inc. to be held on August 7, 2013 at The Emerging Enterprise Center at Foley Hoag LLP, 1000 Winter Street, Suite 4000, Waltham, Massachusetts 02451, or any adjournment or postponement thereof, upon the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE; IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED ON THE REVERSE SIDE.

Address Change:
Signature

Signature (Capacity)

(If you noted any address change above, please mark corresponding box on the reverse side.)	Signature (Joint Owners)

Signature (Capacity)

Date

NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Continued and to be voted on the reverse side.